Exhibit 10.1

CREDIT AGREEMENT

This Credit Agreement, dated as of March 30, 2011, is by and among S SQUARED, L.L.C., an Illinois limited liability company ("Ranger"), ENVERSA COMPANIES, LLC, a Texas limited liability company ("Enversa") (Ranger and Enversa are individually referred to herein as a "Borrower" and collectively as "Borrowers"), each Person (as hereinafter defined) that executes a joinder agreement and becomes a "Guarantor" hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined) (each a "Guarantor" and collectively, "Guarantors"), SOVEREIGN - EMERALD CREST CAPITAL PARTNERS II, LP, a Delaware limited partnership, and PACIFIC SPECIALTY INSURANCE COMPANY, a California corporation (each a "Lender" and collectively, "Lenders"), and EMERALD CREST MANAGEMENT COMPANY, LLC, a Delaware limited liability company, as agent for Lenders (in such capacity, "Agent").

RECITALS

Borrowers have asked Lenders to extend credit to Borrowers consisting of a term loan in the aggregate principal amount of $5,000,000.  The proceeds of the term loan shall be used (i) to settle certain outstanding litigation, (ii) to pay fees and expenses related to this Agreement and (iii) for general working capital purposes of Borrowers.  Each Borrower is, directly or indirectly, a 100% controlled subsidiary of CornerWorld Corporation, a Nevada corporation ("Parent").  Agent has advised Borrowers that Lenders are only willing to extend such credit to Borrowers in a co-borrowing relationship, subject to the terms and conditions hereinafter set forth.  The obligations of Lenders hereunder are several, and not joint.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01        Definitions.  As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

"Accounts" shall mean all of each Borrower's accounts, accounts receivable, payment intangibles, and any other right to the payment of money in respect of goods sold or services rendered, or with respect to any Indebtedness owed to any Borrower, including without limitation any such amounts that have been or are in the process of being reduced to a judgment or other form of award or court order, or pursuant to the decision of any comparable authority of a judicial or quasi-judicial nature.

"Action" has the meaning specified therefor in Section 12.12.

"Additional amount" has the meaning specified therefor in Section 2.07(a).

"Adjusted EBITDA" means the Consolidated EBITDA of any Person, adjusted to remove Stock-Based Compensation and Non-Recurring Fees, with respect to any test conducted for a quarterly SEC filing period occurring on or after April 30, 2011.  Adjusted EBITDA shall be calculated on a trailing 12-month basis beginning with the period ended April 30, 2011.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Notwithstanding anything herein to the contrary, in no event shall Agent or any Lender be considered an "Affiliate" of any Loan Party.

"After Acquired Property" has the meaning specified therefor in Section 7.01(o).

"Agent" has the meaning specified therefor in the preamble hereto.

"Agent Advances" has the meaning specified therefor in Section 10.08(a).

"Agreement" means this Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

"Anti-Terrorism Law" means any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any Governmental Authority relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 and the USA Patriot Act.

"A/P Aging Threshold" means that, at any given time, the unpaid accounts payable of all the Loan Parties that are over 90 days past due date, other than the Excluded Payables, exceed the amount of Qualified Cash held by Parent and Borrowers, collectively.

"Applicable Prepayment Premium" means, as of any date of determination, an amount equal to (a) during the period of time from and after the Effective Date up to and including the date that is six (6) months following the Effective Date, one year's interest accrual at the Base Interest Rate on the full outstanding principal amount of the Loan; (b) during the period of time after the six month of anniversary of the Effective Date up to and including the date that is the first anniversary of the Effective Date, 107% times the amount of any prepayment of the principal of the Loan on such date; (c) during the period of time after the first anniversary of the Effective Date up to and including the date that is the second anniversary of the Effective Date, 105% times the amount of any prepayment of the principal of the Loan on such date; (d) during the period of time after the second anniversary of the Effective Date up to and including the date that is the third anniversary of the Effective Date, 103% times the amount of any prepayment of the principal of the Loan on such date; (e) during the period of time after the third anniversary of the Effective Date up to and including the date that is three months prior to the Final Maturity Date, 101% times the amount of any prepayment of the principal of the Loan on such date, and (f) thereafter, zero.

"Approved Settlement" means the settlement of the Litigation, and the mutual release of all claims in respect thereof, on the terms and conditions set forth in the Settlement Agreement, together with any modifications of such terms as are approved by Agent in writing.

"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit B hereto or such other form acceptable to Agent.

"Authorized Officer" means, with respect to any Person, the chief executive officer, chief financial officer, managing member, manager, principal, president or executive vice president of such Person.

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

"Base Interest Rate" means a variable rate of interest per annum equal to the LIBOR Rate.

"Base Period EBITDA" means $3,000,000, which the parties agree was the amount of the Woodland EBITDA for the period from January 1, 2010 to December 31, 2010, less approximately $200,000.

"Blocked Person" has the meaning specified therefor in Section 6.01(hh).

"Board" means the Board of Governors of the Federal Reserve System of the United States.

"Board of Directors" means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

"Borrower" and "Borrowers" have the meanings specified therefor in the preamble hereto.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required to close.

"Capital Expenditures" means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person.

"Capital Stock" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

"Capitalized Lease" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (a) required under GAAP to be capitalized on the balance sheet of such Person or (b) a transaction of a type commonly known as a "synthetic lease" (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

"Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

"Change of Control" means each occurrence of any of the following:

(a)        Scott N. Beck shall cease to have, collectively, beneficial ownership and control of at least 10% of the aggregate outstanding voting and economic power of the Capital Stock of Parent, free and clear of all Liens;

(b)        Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) and control of 100% of the aggregate voting and economic power of the Capital Stock of each other Loan Party, free and clear of all Liens (other than any Liens granted hereunder and Permitted Liens);

(c)        (i) any Loan Party consolidates or amalgamates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person (other than pursuant to a transaction permitted by Section 7.02(c)(i)), or (ii) any entity consolidates or amalgamates with or merges into any Loan Party in a transaction pursuant to which the outstanding voting Capital Stock of such Loan Party is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) which involves a Loan Party other than Parent and, after giving effect to such transaction, (A) Parent continues to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) and control of 100% of the aggregate voting and economic power of the Capital Stock of the resulting, surviving or transferee entity, and (B) the resulting, surviving or transferee entity assumes, in form and substance satisfactory to Agent, all obligations hereunder and otherwise in connection with the Loan previously binding upon the Loan Party involved in such transaction; or

(d)        Scott N. Beck shall cease to be involved in the day to day operations and management of the business of either Borrower, and a successor reasonably acceptable to Agent and Lenders is not appointed on terms reasonably acceptable to Agent and Lenders within 60 days of such cessation of involvement; provided, that in the event of Mr. Beck's death, then Parent will have up to 120 days following Mr. Beck's death to appoint a successor reasonably acceptable to Agent and Lenders.

"Closing Fee" has the meaning specified therefor in Section 2.06(a).

"Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

"Combined EBITDA Deficit" has the meaning specified therefor in Section 2.05(b)(i).

"Commitment" means, with respect to each Lender, the commitment of such Lender to make the Loan to Borrowers in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Company Election" has the meaning specified therefor in Section 5(a) of the Warrant Agreement.

"Company Redemption Amount" has the meaning specified therefor in Section 5(a) of the Warrant Agreement.

"Consolidated EBITDA" means, with respect to any Person for any period, the sum of (a) Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period, to the extent deducted in determining Consolidated Net Income of such Person for such period:  (i) Consolidated Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, and (iv) amortization expense.

"Consolidated Net Income" means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non recurring (i.e., those not arising in the ordinary course of business) gains or losses or gains or losses from Dispositions, (b) restructuring charges, (c) any tax refunds, net operating losses or other net tax benefits, (d) effects of discontinued operations and (e) interest income (including interest paid-in-kind).

"Consolidated Net Interest Expense" means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (a) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (b) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, or (c) any obligation of such Person, whether or not contingent, to purchase property, assets, securities or services, or to advance or supply funds, primarily for the purpose of assuring the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount for which such Person may be held liable) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder).

"Current Value" has the meaning specified therefor in Section 7.01(o).

"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Deferred Redemption Amount" means the amount by which the consolidated Loan Parties would have Qualified Cash in an amount less than the greater of (i) $500,000 or (ii) 25% of Parent's Consolidation EBITDA adjusted to remove Stock-Based Compensation in an amount not greater than $150,000, on a trailing twelve month basis as of the last day of the month most recently ended if, after exercise of the Holder Election, Parent were to pay in full the Holder Election Amount, to the extent payable in cash pursuant to the Warrant Agreement; provided, however, that in no event shall the Deferred Redemption Amount exceed 50% of the Holder Election Amount.

"Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

"Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.

"Dormant Companies" means, collectively, entities which have been established but which have no separate general ledger or which have less than $10,000 in annual revenues.  The following entities meet this definition as of the Effective Date:  Money Jack, LLC, Optima Online, LLC, Hampton Networks LLC, Catalina Media Planning, LLC, Xentrist Services, LLC and Movius Internet Marketings, LLC.

"Effective Date" means the date, on or before March 30, 2011, on which all of the conditions precedent set forth in Section 5.01 are satisfied or waived and the Loan is funded.

"Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

"Enversa" has the meaning specified therefor in the preamble hereto.

"Enversa EBITDA Deficit" has the meaning specified therefor in Section 2.05(b)(ii).

"Enversa Performance Threshold" means that the then unpaid principal balance of the Loan shall be an amount less than 2.5 times Enversa's Consolidated EBITDA for the trailing 12-month period most recently ended.

"Enversa Segment" means the "Direct Marketing Services Segment" as disclosed in Parent's quarterly and annual financial statements as filed with the SEC.

"Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (b) from adjoining properties or businesses onto any assets, properties or businesses owned or operated by any Loan Party or any of their Subsidiaries; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (a) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (b) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

"Event of Default" means any of the events set forth in Section 9.01.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Payables" means those amounts owed by Parent or other Loan Parties to Kramer Levin Naftalis & Frankel, LLP, Oberon Securities, LLC, Gardere Wynne Sewell, LP, Friedman & Felger, LLP, Ryndak & Suri, LP and Crystal Blue Consulting as of the Effective Date, which the Loan Parties represent are in an amount not greater than $1,600,000.

"Executive Order No. 13224" means Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 23, 2001) or any related enabling legislation or any other similar Executive Order.

"Final Maturity Date" means March 31, 2015, or such earlier date on which any Loan shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

"Financial Statements" means (a) the audited consolidated and consolidating balance sheet of Parent and its Subsidiaries for the Fiscal Year ended April 30, 2010, and the related statements of operations, shareholders' equity and cash flows for the Fiscal Year then ended, and (b) the unaudited consolidated and consolidating balance sheet of Parent and its Subsidiaries for the nine months ended January 31, 2010 and the related statements of operations, shareholder's equity and cash flows for the nine months then ended.

"Fiscal Year" means the fiscal year of Parent and its Subsidiaries (including each Borrower) ending on April 30th of each calendar year.

"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, Agent and Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

"Governmental Authority" means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guaranteed Obligations" has the meaning specified therefor in Section 11.01.

"Guarantor" means (a) each Person that executes a Joinder Agreement and becomes a "Guarantor" hereunder and (b) each other Person which guarantees, pursuant to Section 5.01(d), Section 7.01(b) or otherwise, all or any part of the Obligations.  Agent and Lenders acknowledge that each individual signing any of the Loan Documents or any other documents delivered in connection with this transaction are only signing in his or her representative capacity on behalf of the entity indicated, including the fact that no such individual is guarantying the Loan in his or her individual capacity.

"Guaranty" means (a) the guaranty of each Guarantor party hereto contained in ARTICLE XI hereof, and (b) each other guaranty, in form and substance satisfactory to Agent, made by any other Guarantor in favor of Agent for the benefit of Agent and Lenders pursuant to Section 7.01(b) or otherwise, guaranteeing all or any part of the Obligations.

"Hazardous Material" means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

"Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

"Highest Lawful Rate" means, with respect to Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Holder Election" has the meaning specified therefor in Section 5(b) of the Warrant Agreement.

"Holder Election Amount" has the meaning specified therefor in Section 5(b) of the Warrant Agreement.

"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person's business so long as the Loan Parties have not exceeded the A/P Aging Threshold); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis satisfactory to Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations; (j) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (k) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; and (l) all obligations referred to in clauses (a) through (k) of this definition of another Person that are secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

"Indemnified Matters" has the meaning specified therefor in Section 12.15.

"Indemnitees" has the meaning specified therefor in Section 12.15.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, liquidation, receivership, or other similar relief.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

"Joinder Agreement" means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).  References to a Joinder Agreement are substantially interchangeable with references to a Guaranty, given that those Subsidiaries who become Loan Parties hereunder pursuant to a Joinder Agreement become Guarantors pursuant to the provisions of ARTICLE XI hereof.

"Lease" means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

"Lender" and "Lenders" have the meaning specified therefor in the preamble hereto.

"LIBOR" means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits to be outstanding for a period of 360 days are offered to major banks in the London interbank market, which determination shall be conclusive in the absence of manifest error.  The foregoing notwithstanding, in no event shall LIBOR, for purposes of this Agreement and the Loan, ever be an amount less than three percent (3%).

"LIBOR Rate" means a rate of interest per annum equal to LIBOR plus 12 percentage points.  Changes in LIBOR shall take effect on the date announced.

"Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

"Litigation" means those legal proceedings collectively defined as the "Actions" in the Settlement Agreement.

"Loan" or "Loans" mean, collectively, the loans made by Lenders to Borrowers on the Effective Date pursuant to Section 2.01.

"Loan Account" means an account maintained hereunder by Agent on its books of account and, with respect to Borrowers, in which Borrowers will be charged with all Loans made to, and all other Obligations incurred by, Borrowers.

"Loan Documents" means this Agreement, any Guaranty, any Joinder Agreement, any Mortgage, any Pledge and Security Agreement, any Subordination Agreement, any UCC Filing Authorization Letter, each Warrant Agreement, and any other agreement, instrument or other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

"Loan Party" means each Borrower and any Guarantor.

"Loan Servicing Fee" has the meaning specified therefor in Section 2.06(b).

"Material Adverse Effect" means the occurrence of any event, change in facts, change in conditions, or other change in circumstances which has materially and adversely impacted, or could reasonably be expected to materially and adversely impact, any of (a) the operations, business, assets, properties, condition (financial or otherwise) or prospects of either the Woodland Segment or the Enversa Segment, considered separately, or the Loan Parties taken as a whole, (b) the ability of either the Woodland Segment or the Enversa Segment, considered separately, or the Loan Parties taken as a whole, to perform any of their obligations under any Loan Document to which they (or their constituent entities) are a party, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of Agent for the benefit of Lenders on any of the Collateral.

"Material Contract" means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $150,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days' notice without penalty or premium), and (b) each other contract or agreement material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary, and specifically including, as to Ranger, the XO Agreement.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Mortgage" means a mortgage (including, without limitation, a leasehold mortgage), deed of trust or deed to secure debt, in form and substance satisfactory to Agent, made by a Loan Party in favor of Agent for the benefit of Agent and Lenders, securing the Obligations and delivered to Agent pursuant to Section 5.01(d), Section 7.01(b), Section 7.01(o) or otherwise.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

"Net Cash Proceeds" means, (a) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Lien permitted by Section 7.02(a) on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (ii) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (iii) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (iv) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (b) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the

sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (i) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (ii) transfer taxes paid by such Person or such Subsidiary in connection therewith and (iii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (a) and (b) to the extent, but only to the extent, that the amounts so deducted are (A) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (B) properly attributable to such transaction or to the asset that is the subject thereof.

"New Equity" means the net proceeds received by Parent from the sale or issuance of new equity securities, of whatever class, to the extent that (a) Parent advises Agent that Parent intends for such net proceeds to be considered "New Equity" hereunder for purposes of calculating Parent's compliance with the Total Debt Service Coverage Covenant set forth in Section 7.03(b) hereof; (b) Parent earmarks such net proceeds for that purpose and maintains such net proceeds in a separate account; and (c) such net proceeds have not previously been either removed from such separate account and applied for a different purpose or previously designated for application in order to maintain compliance with the Total Debt Service Coverage Covenant.  For purposes of illustration, if Parent had raised net New Equity proceeds in the amount of $1,000,000 and needed to deem $125,000 of that amount applied toward the cure of a potential Total Debt Service Coverage Covenant default, there would then only be $875,000 of New Equity remaining for application in cure of future potential Total Debt Service Coverage Covenant defaults.

"New Lending Office" has the meaning specified therefor in Section 2.07(d).

"Non-Recurring Fees" means those attorneys' fees and associated charges incurred in connection with (i) the Litigation and (ii) the Oberon Securities LLC settlement, together with (iii) closing fees, broker's fees, and attorneys' fees and associated charges incurred in connection with the closing of the Loan and the consummation of the transactions associated therewith.

"Non-U.S. Lender" has the meaning specified therefor in Section 2.07(d).

"Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to Agent and Lenders, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01.  Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by such Person in respect of the Loan or otherwise under the Loan Documents, (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person, and (c) the obligation of Parent to pay the Company

Redemption Amount and the Holder Election Amount (whichever is applicable), including any Deferred Redemption Amount.

"Operating Lease Obligations" means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

"Other Taxes" has the meaning specified therefor in Section 2.07(b).

"Parent" has the meaning specified therefor in the recitals hereof.

"Participant Register" has the meaning specified therefor in Section 12.07(g).

"Paydown Amount" means that amount, if positive, determined by subtracting from the unpaid principal balance of the Loan an amount equal to 2.5 times Enversa's Consolidated EBITDA for the 12-month period most recently ended.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Permitted Indebtedness" means:

(a)        any Indebtedness owing to Agent or any Lender under this Agreement or any other Loan Document;

(b)        any other Indebtedness listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, (A) the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification and (B) the final or weighted average maturity of such Indebtedness is not earlier than the Indebtedness being refinanced;

(c)        Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.03(a), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $100,000 at any time outstanding;

(d)        Indebtedness secured by a Lien permitted by clause (e) of the definition of "Permitted Lien";

(e)        the Subordinated Indebtedness; and

(f)        other unsecured Indebtedness owing to any Person not otherwise permitted by any of clauses (a) through (e) of this definition in an aggregate amount not to exceed $50,000 at any time outstanding.

"Permitted Liens" means:

(a)        Liens securing the Obligations;

(b)        Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);

(c)        Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising (provided they are subordinate to Agent's Liens on Collateral) in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that (i) are not overdue by more than 30 days or (ii) are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, provided that a reserve or other appropriate provision, if any, as may be required by GAAP has been made therefor;

(d)        Liens described on Schedule 7.02(a), but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby;

(e)        (i)  purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of the fair market value or the cost of the property so held or acquired and (C) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $50,000;

(f)        deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g)        easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business; and

(h)        Liens on real property or Equipment securing Indebtedness permitted by subsection (c) of the definition of Permitted Indebtedness.

"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.  For purposes of determining certain of the financial reporting requirements hereunder, references in accounting terms such as Consolidated

EBITDA, Consolidated Net Income, Consolidated Net Interest Expense, etc., to "any Person" shall also include each of the Enversa Segment and the Woodland Segment.

"Plan" means any Employee Plan or Multiemployer Plan.

"Pledge and Security Agreement" means a Pledge and Security Agreement made by a Loan Party in favor of Agent for the benefit of Agent and Lenders, in form and substance satisfactory to Agent, securing the Obligations and delivered to Agent.

"Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 5.00 percentage points, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 5.00 percentage points.

"Pro Rata Share" means, with respect to a Lender's obligation to make the Loan, the percentage obtained by dividing (i) such Lender's Commitment by (ii) the Total Commitment, provided that once the Loan has been funded and disbursed, for purposes of receiving payments of interest, fees, and principal with respect thereto, and with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), Pro Rata  Share means the percentage obtained by dividing (x) the unpaid principal amount of such Lender's portion of the Loan by (y) the aggregate unpaid principal amount of the Loan.

"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and cash equivalents of the Loan Parties that is in deposit accounts or in securities accounts, or any combination thereof, maintained by a branch office of a bank or securities intermediary located within the United States.

"Ranger" has the meaning specified therefor in the preamble hereto and means the operating subsidiary formally known as S Squared, LLC dba Ranger Wireless, LLC.

"Register" has the meaning specified therefor in Section 12.07(d).

"Registered Loans" has the meaning specified therefor in Section 12.07(d).

"Regulation T," "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

"Related Fund" means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.

"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

"Settlement Agreement" means that certain Settlement Agreement dated as of February 3, 2011 between CornerWorld Corporation and Ned B. Timmer.  The term "Settlement Agreement," as used herein, shall not include any amendments or modifications to the Settlement Agreement dated February 3, 2011, regardless of how any such amendment or modification may have been documented or agreed upon, unless such amendment or modification has been approved by Agent in writing.

"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

"Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Stock-Based Compensation" means non-cash amounts recorded in the financial statements, in accordance with GAAP, for expenses related to stock options, warrants and other similar instruments.

"Subordinated Indebtedness" means Indebtedness of any Loan Party, including without limitation the Indebtedness owed to the Subordinated Lenders, the terms of which are satisfactory to Agent and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (a) by the execution and delivery of a subordination agreement, in form and substance satisfactory to Agent, or (b) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to Agent.

"Subordinated Lenders" means Internet University, Inc., a Texas corporation, IU Holdings, LP, a Texas limited partnership, IU Investments, LLC, a Texas limited liability company, Marc Blumberg, an individual, Marc A. Pickren, an individual, Ned B. Timmer, an individual, and Scott N. Beck, an individual, as the holders of the Subordinated Indebtedness outstanding on the Effective Date.

"Subordination Agreements" means those certain Subordination and Standstill Agreements, in form and substance satisfactory to Lenders and Agent, pursuant to which the Subordinated Indebtedness shall be subordinated in right of payment to repayment of the Loan, and any Lien or other security interest (if any) permitted to secure the Subordinated Indebtedness shall have been subordinated in right and priority to the Liens and security interests in favor of Agent for the benefit of Lenders.

"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

"Super Liquidity Condition" means that, after giving effect to any proposed prepayment of either the Loan or any portion of the Subordinated Indebtedness, Parent and all of the Borrowers, collectively, would (i) continue to have not less than $1,500,000 of Qualified Cash, calculated as if such Persons had also paid all accounts payable owed to any trade creditors other than the Excluded Payables that are more than 90 days past due, and (ii) continue to have not less than $500,000 of Qualified Cash, calculated as if such Persons had also paid all accounts payable owed to any trade creditors, including the Excluded Payables, that are more than 90 days past due.  For purposes of clarity, neither Parent or any of the Borrowers shall actually be required to pay trade creditors pursuant to the preceding sentence, but the determination of whether Parent and the Borrowers shall continue to have sufficient Qualified Cash to satisfy the foregoing two tests shall be made after deducting an amount which would be sufficient to have paid such trade creditors.

"T2" means T2 Communications LLC, a Michigan limited liability company.

"Taxes" has the meaning specified therefor in Section 2.07(a).

"Title Insurance Policy" means a mortgagee's loan policy, in form and substance satisfactory to Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to Agent, delivered to Agent.

"Total Commitment" means the sum of the amounts of Lenders' Commitments.

"Total Debt Service" means, for any period, the sum of payments made or required to be made by any of the Loan Parties during such period for the following:  (a) regularly scheduled principal and accrued interest due on the Loan; (b) any principal payment on the Loan which Borrowers are required to make pursuant to Sections 2.05(b)(i), (ii), or (iii); (c) principal and interest payments due or accrued on any other Indebtedness of the Loan Parties (to the extent not addressed by any other clause of this definition); (d) principal and interest payments made on the Subordinated Indebtedness; (e) all cash Capital Expenditures made by the Loan Parties during such period in excess of $100,000 per 12 months (and a prorated portion thereof for a shorter period) (it being understood that the amounts for any financed Capital Expenditures shall be included in this calculation, to the extent paid or coming due, pursuant to clause (c) above); and (f) the amount of federal and state income taxes actually paid by Parent during such period on its Consolidated Net Income, less any amount of the payments made in respect of the preceding clause (d) to the extent such amounts are deemed to have been covered by New Equity.

"Total Debt Service Coverage Covenant" has the meaning specified therefor in Section 7.03(b).

"Transferee" has the meaning specified therefor in Section 2.07(a).

"UCC Filing Authorization Letter" means a letter duly executed by each Borrower and each of the other Loan Parties authorizing Agent to file appropriate financing statements on Form UCC-1 without the signature of such Person in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests purported to be created by the Loan Documents.

"Uniform Commercial Code" has the meaning specified therefor in Section 1.03.

"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"Verizon" means Verizon Corporate Services Group Inc., a New York corporation.

"Verizon Adverse Event" means either (i) the receipt by Ranger of notice from Verizon that Verizon has elected to terminate the Verizon Contract or (ii) the agreement of Verizon and Ranger to a modification of the Verizon Contract on economic terms which require Verizon to pay for service/access to the system operated by Ranger at a rate less than 80% of the rate that is required pursuant to the Verizon Contract as in effect on the Effective Date.

"Verizon Contract" means that certain contract between Ranger and Verizon, dated November 1, 2010, and signed by Verizon on December 20, 2010, as the same may hereafter be renewed or extended; provided, however, that for purposes of determining a Verizon Adverse Event, no modifications of the economic terms of the Verizon Contract as in effect on the Effective Date shall be considered unless such modifications have been specifically approved by Agent in writing.

"WARN" has the meaning specified therefor in Section 6.01(z).

"Warrant Agreement" means, collectively, those certain Warrant Agreements entered into by and between Parent and Lenders as of the Effective Date.

"Warrant Shares" means those shares of the Capital Stock in Parent issuable to Lenders in accordance with the terms and conditions of the Warrant Agreement.

"Woodland EBITDA" means the Adjusted EBITDA of the Woodland Segment for the applicable period, as further adjusted to subtract the gross profit of T2 for such period.

"Woodland Holdings" means Woodland Holdings Corp., a Delaware corporation and the sole shareholder of Woodland Wireless.

"Woodland Segment" means the "Communications Services Segment" as disclosed in Parent's quarterly and annual financial statements as filed with the SEC.

"Woodland Wireless" means Woodland Wireless Solutions Ltd., a Michigan corporation and the sole shareholder of Ranger.

"XO Agreement" means that certain XO Service Order Agreement dated July 16, 2010, between Ranger and XO Communications Services, Inc., including the Service Level Agreement, the Telco Collocation Terms and Conditions, and all other addenda and terms attached thereto, as the same may be renewed, extended, modified, restated or replaced from time to time.

Section 1.02        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03        Accounting and Other Terms.  Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements.  All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in

effect from time to time in the State of New York (the "Uniform Commercial Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine.

Section 1.04        Time References.  Unless otherwise indicated herein, all references to time of day refer to Pacific Standard Time or Pacific daylight saving time, as in effect in Los Angeles, California on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01        Commitments.

(a)        Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make the Loan to Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender's Commitment.

(b)        Notwithstanding the foregoing, the aggregate principal amount of the Loan made on the Effective Date shall not exceed the Total Commitment.  Any principal amount of the Loan which is repaid or prepaid may not be reborrowed.

Section 2.02        Making the Loans.  The Loan under this Agreement shall be made by Lenders simultaneously and proportionately to their Pro Rata Shares of the Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.  The foregoing notwithstanding, in the event either Lender fails to satisfy its obligation to fund its Commitment hereunder, then no closing shall occur, the Loan shall not be funded, and each of the Borrowers and each of the other Loan Parties will be released from all Obligations pursuant to this Agreement and the other Loan Documents (but each such Person shall remain bound by the terms of that certain Expression of Interest dated January 19, 2011, and the attached Term Sheet, to the extent any such provisions are expressly stated to be binding upon and enforceable against Borrowers).

Section 2.03        Repayment of Loans; Evidence of Debt.

(a)        The outstanding principal of the Loan shall be repayable in quarterly installments on the first day of each January, April, July and October, commencing on July 1,

2011.  The first six such quarterly installments, being the payments due July 1, 2011 through and including the payment due October 1, 2012, shall each be in an amount equal to $125,000.  Commencing with the payment due on January 1, 2013 and thereafter, each subsequent quarterly installment of principal shall be in an amount equal to $275,000; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal balance of the Loan and shall be due and payable on the Final Maturity Date.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrowers to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)        Agent shall maintain accounts in which it shall record (i) the amount of the Loans made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder and (iii) the amount of any sum received by Agent hereunder for the account of Lenders and each Lender's share thereof.

(d)        The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)        The Loan made by each Lender shall be evidenced by a promissory note, and Borrowers shall execute and deliver to each Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by Agent and reasonably acceptable to Borrowers.  Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04        Interest.

(a)        Loan.  The Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date the Loan is disbursed until such principal amount becomes due, at a rate per annum equal to the Base Interest Rate.

(b)        Default Interest.  To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(c)        Interest Payment.  Interest on the Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which the Loan is made and at maturity (whether upon demand, by acceleration or otherwise).  Interest at the Post-Default Rate shall be payable on demand.

(d)        General.  All interest shall be computed on the basis of a year of 360 days and charged for the actual number of days elapsed.

Section 2.05        Prepayment of the Loan.

(a)        Optional Prepayment.  Borrowers may, upon at least 5 Business Days' prior written notice to Agent, prepay the principal of the Loan, in whole or in part.  Each prepayment made pursuant to this Section 2.05(a) shall be accompanied by (i) the payment of accrued interest to the date of such payment on the amount prepaid, (ii) the payment of any Applicable Prepayment Premium payable pursuant to Section 2.06, and (iii) any and all other fees and charges accrued as of such date pursuant to Section 2.06.  Each such prepayment shall be applied against the remaining installments of principal due on the Loan in the inverse order of maturity.  In addition to the foregoing, in accordance with the provisions of Section 7.02(l)(iii), Borrowers may prepay the principal of the Loan accompanied only by the payments required by clauses (i) and (iii) of the second sentence of this Section 2.05(a), but without obligation to pay the Applicable Prepayment Premium described in clause (ii) of said sentence.

(b)        Mandatory Prepayment.

(i)        If, as of the end of any fiscal quarter during the term of the Loan, the aggregate principal amount of the Loan outstanding on such date exceeds the product of (A) the multiplication factor set forth below times (B) the Adjusted EBITDA of Parent for the most recent 12 consecutive month period ending on the date set forth opposite such factor in the table below (any such excess being referred to as a "Combined EBITDA Deficit"), then (x) with respect to the first Combined EBITDA Deficit so calculated, if such Combined EBITDA Deficit is greater than $250,000, within 30 days after the delivery of the financial statements evidencing the Combined EBITDA Deficit (or 30 days after the date such financial statements were due, if earlier), Borrowers shall prepay the outstanding principal balance of the Loan in an aggregate amount equal to the amount by which the Combined EBITDA Deficit exceeds $250,000, and the amount of the Combined EBITDA Deficit up to $250,000 shall be governed by clause (y) of this sentence, or (y) to the extent such Combined EBITDA Deficit is $250,000 or less, no amount shall be payable until after the next quarterly test period, and if, following the next quarterly test period, there continues to exist a Combined EBITDA Deficit (and for each consecutive succeeding quarterly test period as to which a Combined EBITDA Deficit continues to exist), then Borrowers shall prepay the outstanding principal balance of the Loan in an aggregate amount equal to the full amount of the then existing Combined EBITDA Deficit within 10 days after the delivery of the financial statements evidencing the Combined EBITDA Deficit (or 10 days after the date such financial statements were due, if earlier).  At such time as a quarterly test reveals no Combined EBITDA Deficit, then any subsequent Combined EBITDA Deficit shall once again be governed by clause (x) of the preceding sentence.

Test Periods Ending	Multiplication Factor
4/30/11	2.25
7/31/11	2.15
10/31/11	2.05
1/31/12	1.95
4/30/12	1.85
7/31/12	1.75
10/31/12	1.65
1/31/13 – Maturity	1.55

(ii)        If, as of the end of any fiscal quarter during the term of the Loan commencing April 30, 2013, the aggregate principal amount of the Loan outstanding on such date exceeds the product of (A) the multiplication factor set forth below times (B) Enversa's Adjusted EBITDA for the most recent 12 consecutive month period ending on the date set forth opposite such factor in the table below (any such excess being referred to as an "Enversa EBITDA Deficit"), then (x) with respect to the first Enversa EBITDA Deficit so calculated, if such Enversa EBITDA Deficit is greater than $250,000, within 30 days after the delivery of the financial statements evidencing the Enversa EBITDA Deficit (or 30 days after the date such financial statements were due, if earlier), Borrowers shall prepay the outstanding principal balance of the Loan in an aggregate amount equal to the amount by which the Enversa EBITDA Deficit exceeds $250,000, and the amount of the Enversa EBITDA Deficit up to $250,000 shall be governed by clause (y) of this sentence, or (y) to the extent such Enversa EBITDA Deficit is $250,000 or less, no amount shall be payable until after the next quarterly test period, and if, following the next quarterly test period, there continues to exist an Enversa EBITDA Deficit (and for each consecutive succeeding quarterly test period as to which an Enversa EBITDA Deficit continues to exist), then Borrowers shall prepay the outstanding principal balance of the Loan in an aggregate amount equal to the full amount of the then existing Enversa EBITDA Deficit within 10 days after the delivery of the financial statements evidencing the Enversa EBITDA Deficit (or 10 days after the date such financial statements were due, if earlier).  At such time as a quarterly test reveals no Enversa EBITDA Deficit, then any subsequent Enversa EBITDA Deficit shall once again be governed by clause (x) of the preceding sentence.

Test Period Ending	Multiplication Factor
4/30/13	3.00
7/31/13	2.90
10/31/13	2.80
1/31/14	2.70
4/30/14	2.60
7/31/14	2.50
10/31/14	2.40
1/31/15	2.30

(iii)        At any time prior to achieving the Enversa Performance Threshold, if Woodland EBITDA, calculated on a trailing 12-month basis, shall ever be less than the

Base Period EBITDA, then within 10 days after the delivery of the financial statements evidencing such reduction in Woodland EBITDA, Borrowers shall prepay the outstanding principal balance of the Loan in an aggregate amount proportionately equal to the reduction in trailing 12-month Woodland EBITDA.  The foregoing covenant shall be tested quarterly, commencing April 30, 2011.  The required amount of proportional reduction in the Loan shall be determined as follows.  With Base Period EBITDA equal to $3,000,000, if Woodland EBITDA for the most recent period of 12 consecutive months was $2,800,000, representing a reduction equal to 6.67% below Base Period EBITDA, then Borrowers shall be required to make an aggregate principal paydown equal to 6.67% of the then outstanding principal balance of the Loan.

(iv)        At any time prior to achieving the Enversa Performance Threshold, within 10 days following the occurrence of a Verizon Adverse Event, Borrowers shall prepay the outstanding principal balance of the Loan in an amount equal to the Paydown Amount.  Borrowers understand and agree that the foregoing provision shall apply with respect to any occurrence constituting a Verizon Adverse Event at any time when the Enversa Performance Threshold has not been achieved.

(v)        Immediately upon any Disposition by any Loan Party or its Subsidiaries, Borrowers shall prepay the outstanding principal amount of the Loan in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to Agent as a prepayment of the Loans) exceeds $50,000 for all such Dispositions in any Fiscal Year.  Nothing contained in this subsection (iii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(vi)        Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness referred to in clauses (a), (b), (c), (d) and (f) of the definition of Permitted Indebtedness), or the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock, Borrowers shall prepay the outstanding amount of the Loan in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.  The provisions of this subsection (vi) shall not be deemed to be implied consent to any such issuance, incurrence or sale that would otherwise be prohibited by the terms and conditions of this Agreement.  In the event Parent desires to sell or issue any shares of its Capital Stock, Parent shall so advise Agent and Lenders, requesting Agent and Lenders to specify whether Lenders shall require that any portion of the proceeds resulting from the sale or issuance of such Capital Stock be applied as a prepayment against the Loan pursuant to this subsection (vi), and Lenders, through Agent, shall have 30 days in which to respond.  In the event neither Lenders nor Agent respond within said 30-day period, Lenders shall be deemed to have agreed to permit the issuance of such Capital Stock by Parent without requiring a corresponding prepayment of the Loan.  In the event Lenders require a prepayment of the Loan resulting from the sale or issuance by Parent of its Capital Stock, Lenders agree that any such prepayment shall not be subject to the Applicable Prepayment Premium; provided, however, that if Parent elects to utilize the proceeds of any such sale of Capital Stock for a prepayment of the Loan in the absence of a demand by Lenders that the Loan be prepaid, then the Applicable Prepayment Premium shall apply.

(c)        Cumulative Prepayments.  Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06        Fees.

(a)        Closing Fee.  On or prior to the Effective Date, Borrowers shall pay to Agent for the account of Lenders, in accordance with their Pro Rata Shares, a non-refundable closing fee (the "Closing Fee") equal to $125,000, which shall be deemed fully earned when the Loan is funded.  One-half of the Closing Fee shall be due and payable on the Effective Date, and the balance shall be due and payable 90 days thereafter.

(b)        Loan Servicing Fee.  From and after the Effective Date and until the later of (i) the Final Maturity Date and (ii) the date on which all Obligations are paid in full, Borrowers shall pay to Agent for the account of Agent, a non-refundable loan servicing fee (the "Loan Servicing Fee") equal to $3,000 each month, which shall be deemed fully earned when paid and which shall be payable on the Effective Date and monthly in advance thereafter on the first day of each month, commencing on April 1, 2011.

(c)        Prepayment Premium.  In the event of (i) any optional prepayment of the Loan pursuant to Section 2.05(a), (ii) any mandatory prepayment of the Loan pursuant to Section 2.05(b), or (iii) any termination of this Agreement at any time prior to the Final Maturity Date, whether pursuant to Section 3.03, or for any other reason, including, without limitation, (A) termination upon the election of Agent to terminate after the occurrence and during the continuation of an Event of Default, (B) foreclosure and sale of Collateral, (C) sale of Collateral in any Insolvency Proceeding, or (D) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to Agent and Lenders or profits lost by Agent and Lenders as a result of such prepayment or termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of Agent and Lenders, Borrowers shall pay to Agent, in cash, the Applicable Prepayment Premium, measured as of and payable on the date set forth as the date of such prepayment or termination.

Section 2.07        Taxes.

(a)        Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity, a "Transferee")) by the jurisdiction in which such Person is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, "Taxes").  If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to Agent or any Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.07) Agent or such Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)        In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes").  Each Loan Party shall deliver to Agent and each Lender official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c)        The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and each Lender harmless for, from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.07) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be paid within 10 days after the date on which any such Person makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d)        Each Lender (or Transferee) that is organized under the laws of a jurisdiction outside the United States (a "Non-U.S. Lender") agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to Agent (or, in the case of a participant, to Lender granting the participation only) one properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder.  In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to Agent and Borrowers that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of either Borrower and is not a controlled foreign corporation related to either Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify Agent in the event any such representation is no longer accurate.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office").  In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from Agent, the assigning Lender or Lender granting a participation, as applicable.  Notwithstanding any other provision of this Section 2.07, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.07(d) that such Non-U.S. Lender is not legally able to deliver.

(e)        The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Section 2.07 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.

(f)        Any Lender or Agent (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.07 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by Borrowers or to designate as its applicable lending office an office in a different jurisdiction if the making of such a filing or change in such a designation would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Lender or Agent (or Transferee) to disclose any information such Lender or Agent (or Transferee) deems confidential and would not, in the sole determination of such Lender or Agent (or Transferee), be otherwise disadvantageous to such Lender or Agent (or Transferee).

(g)        The obligations of the Loan Parties under this Section 2.07 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.08        Increased Costs; Illegality or Impropriety.

(a)        In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Agent or any Lender, make it unlawful or impractical for Agent or such Lender to determine or charge interest rates at the LIBOR Rate, Agent or such Lender shall give notice of such changed circumstances to Borrowers (and in the case of a Lender, Agent), and Agent promptly shall transmit the notice to each other Lender and interest upon the Loans of Agent or such Lender thereafter shall accrue interest at a rate determined by reference to the most comparable index to LIBOR, as determined by Agent in its reasonable discretion.

(b)        No Match Funding Requirement.  Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

Section 2.09        Financing any Deferred Redemption Amount.  In the event that a Deferred Redemption Amount arises as the result of the exercise of the Holder Election by one or both Lenders, Borrowers shall be permitted to add the Deferred Redemption Amount to the outstanding principal balance of the Loan (at which time such amount shall commence to accrue interest hereunder) and shall be required to repay such Deferred Redemption Amount over a period of one year from the date of the Holder Election, in four (4) equal quarterly installments of principal.  The Deferred Redemption Amount shall accrue interest and shall continue to be secured by Agent's senior lien on all of the Collateral (or, if the Loan has been repaid, by the granting of a new senior lien on all of the Collateral).  The foregoing notwithstanding, at any time when the only Obligation owing to Lenders is the payment of the Deferred Redemption Amount, Lenders and Agent agree that they will subordinate their lien to the lien of a new senior lender subject to the requirements that (i) in no event shall the lien in favor of Agent for the benefit of Lenders ever be lower than second in priority, (ii) the cost of capital of the new senior loan shall not be greater than the cost of capital of the Loan, and (iii) the leverage ratio of Parent, on a consolidated basis after giving effect to the funding of the new senior loan, shall not be greater than the leverage ratio of Parent, on a consolidated basis, on the Effective Date after giving effect to the funding of the Loan and of the Subordinated Indebtedness, and the closing of the transactions associated therewith.

ARTICLE III

TERM; TERMINATION

Section 3.01        Term.  This Agreement shall become effective on the Effective Date and shall continue in full force and effect for a term ending on the Final Maturity Date.  The foregoing notwithstanding, Agent and Lenders shall have the right to terminate their obligations under this Agreement in accordance with ARTICLE IX.

Section 3.02        Effect of Termination.  On the date of termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand.  No termination of this Agreement, however, shall relieve or discharge any of the Loan Parties of their duties, Obligations, or covenants hereunder and Agent's Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the obligations of Agent and Lenders to provide additional credit hereunder (if any) have been terminated.  When this Agreement has been terminated and (i) all of the Obligations have been fully and finally discharged, (ii) the obligations of Agent and Lenders (if any) to provide additional credit under the Loan Documents have been terminated irrevocably, and (iii) the Loan Parties have delivered to Agent a written release of all claims against Agent and Lenders, in form and substance satisfactory to Agent, Agent will, at Borrowers' sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of intellectual property, discharges of security interests, and other similar discharge or termination documents (and, if applicable, in recordable form) as are necessary or advisable to terminate, of record, Agent's Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

Section 3.03        Early Termination by Borrower.  Borrowers have the option, at any time upon 30 days' prior written notice by Borrowers to Agent, to terminate this Agreement by paying to Agent in cash, the Obligations (including, without limitation, any Applicable Prepayment Premium payable pursuant to Section 2.06), in full.  If Borrowers have sent a notice of termination pursuant to the provisions of this Section 3.03, then the obligations (if any) of Agent and Lenders to provide further credit hereunder shall terminate and Borrowers shall be obligated to repay the Obligations (including, without limitation, any Applicable Prepayment Premium payable pursuant to Section 2.06), in full, on the date set forth as the date of termination of this Agreement in such notice.

ARTICLE IV

FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01        Audit and Collateral Monitoring Fees.  Borrowers acknowledge that pursuant to Section 7.01(f), representatives of Agent may visit any or all of the Loan Parties and/or conduct audits, inspections, appraisals, valuations and/or field examinations of any or all of the Loan Parties or the Collateral at any time and from time to time in a manner so as to not unduly disrupt the business of the Loan Parties.  Each Borrower agrees to pay $1,250 per day per examiner, auditor or appraiser, as the case may be (regardless of whether such person is an employee of Agent or any Lender or is a third-party contractor or other representative), including the time spent writing up the results of such audit, inspection, etc., whether or not spent at any Borrower's offices, plus the out-of-pocket costs and expenses incurred in connection with all such visits, audits, inspections, appraisals, valuations and field examinations.  Provided that no Event of Default then exists, Lenders and Agent agree that the following limitations shall apply to the rights of Agent pursuant to this Section 4.01:  (i) Borrowers shall be given not less than 30 days prior written notice of the timing of any proposed Audit; (ii) Audits shall be conducted not more frequently than two times per year; and (iii) the total annual cost which Borrowers shall be obligated to bear during the course of any Fiscal Year with respect to Audits, irrespective of the number of auditors and other personnel used, shall not exceed $20,000.  The foregoing notwithstanding, at any time when an Event of Default does exist, Agent shall be entitled to conduct Audits as frequently as Agent deems prudent, without the requirement for prior notice to Borrowers, and Borrowers shall be responsible for the full cost and expenses incurred by Agent in conducting such Audits.

Section 4.02        Payments; Computations and Statements.

(a)        Borrowers will make each payment under this Agreement not later than 12:00 noon (Pacific time) on the day when due, in lawful money of the United States of America and in immediately available funds, to such accounts on behalf of each Lender as Agent shall, from time to time, designate.  All payments received by Agent or any individual Lender after 12:00 noon (Pacific time) on any Business Day will be credited to the applicable loan account maintained by such Person on the next succeeding Business Day.  All payments shall be made by

Borrowers without set-off, counterclaim, deduction or other defense to Agent and Lenders.  After receipt, Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that Agent will cause to be distributed all interest and fees received from or for the account of Borrowers not less than once each month and in any event promptly after receipt thereof.  Lenders and Borrowers hereby authorize Agent to, and Agent may, from time to time, charge the Loan Account of Borrowers with any amount due and payable by Borrowers under any Loan Document.  Each of Lenders and Borrowers agree that Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing.  Any amount charged to the Loan Account of Borrowers shall be part of the Obligations of Borrowers to Lender.  Lenders and Borrowers confirm that any charges which Agent may so make to the Loan Account of Borrowers as herein provided will be made as an accommodation to Borrowers and solely at Agent's discretion.  Whenever any payment to be made under any Loan Document comes due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.  All computations of fees shall be made by Agent on the basis of a year of 360 days and charged for the actual number of days elapsed in the period for which such fees are payable.  Each determination by Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b)        Agent shall provide Borrowers, upon request, a summary statement (in the form from time to time used by Agent) of the amounts and dates of all payments on account of the Loans during the preceding 12 months, the amount of interest accrued on the Loans to Borrowers during such period, and the amount and nature of any charges to the Loan Account made during such period on account of fees, commissions, expenses and other Obligations.  All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.03        Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all Lenders, such Lender shall automatically be deemed to have purchased from the other Lenders a participating interest in such similar obligations held by them as shall cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay (if actually received by it) to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered.  Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including Lender's right of set-off) with respect to such participation, as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.

Section 4.04        Apportionment of Payments.

(a)        All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof and the audit and collateral monitoring fee provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by Agent among such of Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b)        After the occurrence and during the continuance of an Event of Default, Agent may, and upon the direction of Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to Agent until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees and indemnities then due to Lenders until paid in full (other than any Applicable Prepayment Premium); (iii) third, ratably to pay interest due in respect of the Loan until paid in full; (iv) fourth, ratably to pay principal of the Loan until paid in full, (v) fifth, ratably to pay the Obligations in respect of any Applicable Prepayment Premium then due and payable to Lenders until paid in full, and (vi) sixth, to the ratable payment of all other Obligations then due and payable.

(c)        In each instance, so long as no Event of Default has occurred and is continuing, Section 4.04(b) shall not be deemed to apply to any payment by Borrowers specified by Borrowers to Agent to be for the payment of Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Loan in accordance with the terms and conditions of Section 2.05.

(d)        For purposes of Section 4.04(b), "paid in full" with respect to interest shall include interest accrued after the commencement of any Insolvency Proceeding at the Post-Default Rate irrespective of whether a claim for such interest is allowable or allowed in such Insolvency Proceeding.

(e)        In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01        Conditions Precedent to Effectiveness.  This Agreement shall become effective as of the Business Day when each of the following conditions precedent shall have been satisfied in a manner satisfactory to Agent:

(a)        Payment of Fees, Etc.  Borrowers shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and, to the extent such fees and expenses are associated with the negotiation, preparation, execution, delivery and closing of this Agreement and the other Loan Documents, pursuant to Section 12.04.

(b)        Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c)        Legality.  The making of the Loan shall not contravene any law, rule or regulation applicable to Agent or any Lender.

(d)        Delivery of Documents.  Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to Agent and, unless indicated otherwise, dated the Effective Date:

(i)        a Guaranty or a Joinder Agreement, duly executed by each Guarantor;

(ii)        a Pledge and Security Agreement, duly executed by each of the Loan Parties, together with the original stock certificates representing all of the Capital Stock of each of the Subsidiaries of such Loan Party and all intercompany promissory notes of such Loan Party or any of its Affiliates, accompanied by undated stock powers executed in blank and other proper instruments of transfer, in each case creating a valid and perfected first priority Lien on all of the assets encumbered thereby, subject only to Permitted Liens;

(iii)        a UCC Filing Authorization Letter, duly executed by each Borrower and each of the other Loan Parties, together with appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests purported to be created by the Loan Documents;

(iv)        certified copies of request for copies of information on Form UCC-11, listing all effective financing statements which name as debtor each Borrower, any other Loan Party or any of their Subsidiaries, and which are filed in the offices referred to in paragraph (v) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by Agent, shall cover any of the Collateral, and the results of searches (x) for any tax Lien and judgment Lien filed against such Person or its property, and (y) disclosing any pending litigation or bankruptcy proceedings with respect to which any Borrower, any other Loan Party or any of their Subsidiaries is a party, which search results, except as otherwise agreed to in writing by Agent, shall not show any such Liens, litigation or proceedings;

(v)        a copy of the resolutions of each Borrower and each other Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which any Borrower or such Loan Party is or will be a party, and (B) the execution, delivery and performance by each Borrower and each such Loan Party of each Loan Document to which any Borrower or any such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by any Borrower or any such Loan Party in connection herewith and therewith;

(vi)        a certificate of an Authorized Officer of each Borrower and of each other Loan Party, certifying the names and true signatures of the representatives of each Borrower and each such Loan Party authorized to sign each Loan Document to which any Borrower or any such Loan Party is or will be a party and the other documents to be executed and delivered by any Borrower or any such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(vii)        a certificate of the appropriate official(s) of the jurisdiction of organization and each jurisdiction of foreign qualification of each Borrower and each other Loan Party certifying as to the subsistence in good standing of, and the payment of taxes by, each Borrower and each other Loan Party in such jurisdiction;

(viii)        a true and complete copy of the charter of each Borrower and of each other Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Borrower or any such Loan Party which shall set forth the same complete name of such Borrower or any such Loan Party as is set forth herein and the organizational number of such Borrower and of each other Loan Party, if an organizational number is issued in such jurisdiction;

(ix)        a copy of the charter and by-laws of each Borrower and of each other Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of the applicable Borrower or Loan Party;

(x)        an opinion of counsel to Borrowers and to each of the other Loan Parties as to such matters as Agent may reasonably request;

(xi)        a certificate of an Authorized Officer of each Borrower and of each other Loan Party, certifying as to the matters set forth in subsection (b) of this Section 5.01;

(xii)        a copy of (A) the Financial Statements, (B) the financial projections described in Section 6.01(g)(ii) hereof, and (C) the pro forma consolidated unaudited balance sheet described in Section 6.01(g)(iii) hereof, in the case of each of clauses (B) and (C), certified as of the Effective Date as true and correct by an Authorized Officer of Parent and of each Borrower;

(xiii)        a certificate of the chief financial officer of Parent certifying that each of the Enversa Segment and the Woodland Segment, considered as a separate Person, is Solvent, which certificate shall be satisfactory in form and substance to Agent;

(xiv)        evidence of the insurance coverage required by Section 7.01 and the terms of the other Loan Documents and such other insurance coverage with respect to the business and operations of each Borrower and of each other Loan Party as Agent may reasonably request, together with evidence of the payment of all premiums due in respect thereof for such period as Agent may require, in each case, where requested by Agent, with such endorsements as to the named insureds or loss payees thereunder as Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' prior written notice to Agent and each such named insured or loss payee;

(xv)        a certificate of an Authorized Officer of each Borrower, certifying the names and true signatures of the persons that are authorized to provide notices under this Agreement and the other Loan Documents;

(xvi)        copies of all Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the applicable Borrower, together with a certificate of an Authorized Officer of the applicable Borrower stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xvii)        to the extent any Loan Party owns real property, a Mortgage encumbering such real property, together with a policy of title insurance insuring the first priority lien of any such Mortgage, and those other items that would be required to be delivered to Agent for the benefit of Lenders if such real property were After Acquired Property pursuant to Section 7.01(o);

(xviii)        the Subordination Agreements;

(xix)          the Warrant Agreement; and

(xx)           such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to Agent, as Agent may reasonably request.

(e)        Approvals.  All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of any Borrower's or any other Loan Party’s business shall have been obtained and shall be in full force and effect.

(f)        Proceedings; Receipt of Documents.  All proceedings in connection with the making of the Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to Agent and its counsel, and Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as Agent or such counsel may reasonably request.

(g)        Management Reference Checks.  Agent shall have received satisfactory reference checks for, and shall have had an opportunity to meet with, key management of Borrowers and of the other Loan Parties.

(h)        Due Diligence.  Agent shall have completed its business, legal and collateral due diligence with respect to each Borrower and each of the other Loan Parties, the Material Contracts, and such other items as Agent or any Lender shall require, and the results thereof shall be acceptable to Agent, in its sole and absolute discretion.

(i)        Subordinated Indebtedness.  Agent shall have reviewed and approved all terms and conditions of the documentation evidencing the Subordinated Indebtedness.

(j)        No Material Adverse Effect.  Agent shall have determined, in its sole judgment, that no event or development shall have occurred which could have a Material Adverse Effect.

Section 5.02        Conditions Subsequent to Effectiveness.  As an accommodation to the Loan Parties, Agent and Lenders have agreed to execute this Agreement and to fund the Loan on the Effective Date notwithstanding the failure by the Loan Parties to satisfy the conditions set forth below on or before the Effective Date.  In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto, it being understood that the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default:

(a)        within 90 days after the Effective Date, Agent shall have received a landlord waiver, in form and substance satisfactory to Agent, executed by the landlord with respect to the premises leased by the Loan Parties and located at 11301 Preston Road, Suite 100, Dallas, Texas 75240; and

(b)        within 30 days after the Effective Date, Agent shall have received (i) the information required by Sections 5.01(d)(vii), 5.01(d)(viii) and 5.01(d)(ix) for each of the Dormant Companies, and (ii) the results of UCC searches as to each Dormant Company reflecting (x) the filing of UCC-1 Financing Statements in favor of Agent in first priority position and (y) the absence of any other liens or filings, and each of the Dormant Companies shall have executed and delivered a Joinder Agreement to Agent and shall have taken such other steps as would be required by a new Subsidiary to comply with Section 7.01(b) hereof; provided, however, that Parent can elect, in lieu of having any individual Dormant Company satisfy the foregoing requirements, to cause such Dormant Company to be dissolved (and to provide evidence of such dissolution to Agent within a reasonable period thereafter).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01        Representations and Warranties.  Each Loan Party hereby represents and warrants to Agent and Lenders as follows:

(a)        Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of each Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(b)        Authorization, Etc.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)        Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party.

(d)        Enforceability of Loan Documents.  This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(e)        Capitalization; Subsidiaries.

(i)        On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Capital Stock of each Borrower and the issued and outstanding Capital Stock of each Borrower are as set forth on Schedule 6.01(e).  All of the issued and outstanding shares of Capital Stock of each Borrower have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Except as described on Schedule 6.01(e), as of the Effective Date, there are no outstanding debt or equity securities of any Borrower or any of their Subsidiaries and no outstanding obligations of any Borrower or any of their Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from any Borrower, or other obligations of any Borrower to issue, directly or indirectly, any shares of Capital Stock of any Borrower.

(ii)        Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of each of the Loan Parties other than Borrowers and of each of their Subsidiaries in existence on the date hereof.  All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Except as indicated on such Schedule, all such Capital Stock is owned by Parent or one or more of its wholly-owned Subsidiaries, free and clear of all Liens.  Except as set forth on Schedule 6.01(e), there are no outstanding debt or equity securities of Parent or any of its Subsidiaries and no outstanding obligations of Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from Parent or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of Parent.

(f)        Litigation; Commercial Tort Claims.  Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could have a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g)        Financial Condition.

(i)        Since January 31, 2011 no event or development has occurred that has had or could have a Material Adverse Effect.

(ii)        Borrowers have heretofore furnished to Agent and each Lender projected monthly balance sheets, income statements and statements of cash flows of Parent and its Subsidiaries for the period from April 30, 2011, through April 30, 2015, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vi).  Such projections, as so updated, shall be believed by Parent and each Borrower at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by Parent and each Borrower, and shall have been based on assumptions believed by Parent and each Borrower to be reasonable at the time made and upon the best information then reasonably available to Parent and each Borrower.  Neither Parent nor any Borrower is or shall be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.  Agent and Lenders acknowledge that projected financial statements and forward-looking statements reflect management's current expectations as to future performance and are inherently uncertain.  The actual results experienced may differ significantly from management's expectations.

(iii)        The pro forma consolidated unaudited balance sheet of Parent and its Subsidiaries as of January 31, 2011, after giving effect to the transactions contemplated by the Loan Documents, certified by the chief financial officer of Parent, a copy of which has been furnished to Agent and each Lender, fairly presents in all material respects the pro forma financial condition of Parent and each Borrower and their Subsidiaries as at such date.  Such pro forma consolidated balance sheet is believed by Parent and each Borrower to be reasonable, and has been prepared on a reasonable basis and in good faith by Parent and each Borrower.  Neither Parent nor any Borrower is aware of any facts or information that would lead it to believe that such pro forma consolidated balance sheet is incorrect or misleading in any material respect.  Agent and Lenders acknowledge that projected financial statements and forward-looking statements reflect management's current expectations as to future performance and are inherently uncertain.  The actual results experienced may differ significantly from management's expectations.

(h)        Compliance with Law, Etc.  Except as set forth on Schedule 6.01(h), no Loan Party is in violation of its organizational documents, any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any agreement or instrument (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, and no Default or Event of Default has occurred and is continuing.

(i)        ERISA.  Neither any Loan Party nor any of its ERISA Affiliates contributes to, sponsors, maintains or has an obligation to contribute to or maintain any defined benefit pension plan, or has at any time prior to the date hereof established, sponsored, maintained or been a party to any defined benefit pension plan, or has at any time prior to the date hereof contributed or been obligated to contribute to or maintain any defined benefit pension plan.  Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant's termination of employment.

(j)        Taxes, Etc.  All Federal, state and local tax returns and other reports required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k)        Regulations T, U and X.  No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l)        Nature of Business.  As of the Effective Date, none of the Loan Parties is engaged in any business other than, as to Ranger, providing short code application services to the wireless telephone industry, as to Woodland Holdings and its other Subsidiaries, co-location and communication services, and as to Enversa and its Subsidiaries, engaging in direct response marketing activities, on both a wholesale and retail basis, working with advertising clients, providing search engine optimization services, and businesses ancillary or related thereto.  Parent and Borrowers represent and warrant that none of the Dormant Companies owns any property or assets, conducts any active business operations, or has granted any Liens in favor of any other Person (and no filings against any of the Dormant Companies exist that would imply any such Liens), and Parent and Borrowers shall cause the foregoing statements to remain true and correct until the Dormant Companies have all fully complied with Section 5.02(b).  In the event any of the Dormant Companies are intended to begin to conduct active operations, Borrowers shall notify Agent not less than 15 days prior to the commencement of such operations.

(m)        Adverse Agreements, Etc.  No Loan Party is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or in the future could have, a Material Adverse Effect.

(n)        Permits, Etc.  Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.  Neither the execution and delivery of this Agreement nor the performance by the Loan Parties of their obligations under this Agreement and the other Loan Documents do or will constitute or result in a default under or violation of any such permit, license, authorization, approval, entitlement or accreditation.

(o)        Properties.

(i)        Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens.  All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(i)        Schedule 6.01(o)(ii) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party.  As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o)(ii) to which it is a party.  Schedule 6.01(o)(ii) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents.  Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect.  No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 6.01(o)(ii).  To the best knowledge of any Loan Party:  (x) no other party to any such Lease is in default of its obligations thereunder; (y) no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease; and (z) as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

(p)        Full Disclosure.  None of the reports, financial statements, certificates or other information (including all information contained in the Schedules hereto or in the other Loan Documents) furnished by or on behalf of any Loan Party to Agent in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole and in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared.  Agent and Lenders acknowledge that projected financial statements and forward-looking statements reflect management's current expectations as to future performance and are inherently uncertain.  The actual results experienced may differ significantly from management's expectations.

(q)        Operating Lease Obligations.  On the Effective Date, none of the Loan Parties has any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 6.01(q).

(r)        Environmental Matters.  Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party are in compliance with all Environmental Laws in all material respects; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party's failure to maintain or comply with could not have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not have a Material Adverse Effect.  If any of the licenses, permits or approvals held by any Loan Party and required under any Environmental Laws are scheduled to expire by their terms within the next 24 months, all such items, together with their scheduled expiration date, are set forth in Schedule 6.01(r).

(s)        Insurance.  Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(t)        Use of Proceeds.  The proceeds of the Loan shall be used to (a) settle the Litigation upon the terms set forth in the Approved Settlement, (b) pay fees and expenses in connection with the transactions contemplated hereby and (c) fund working capital of Borrowers.

(u)        Solvency.  Both before and after giving effect to the transactions contemplated by this Agreement and before and after giving effect to the funding of the full amount of the Loan, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent.

(v)        Location of Bank Accounts.  Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w)        Intellectual Property.  Except as set forth on Schedule 6.01(w), each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits, websites, domain names, URLs and other intellectual property rights that are necessary for the operation of its individual business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not have a Material Adverse Effect.  Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits, websites, domain names, URLs and other intellectual property rights of each Loan Party.  No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, or the operation of its business, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not have, individually or in the aggregate, a Material Adverse Effect.  To the best knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could have a Material Adverse Effect.

(x)        Material Contracts.  Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto.  Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.

(y)        Investment Company Act.  None of the Loan Parties is an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

(z)        Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the best knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party.  No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements.  All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

(aa)        Customers and Suppliers.  There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

(bb)        No Bankruptcy Filing.  No Loan Party is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of such Loan Party's assets or property, and no Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against it.

(cc)        Separate Existence.

(i)        All customary formalities regarding the corporate (or limited liability company or limited partnership, as applicable) existence of each Loan Party have been at all times since its formation, and will continue to be, observed.

(ii)        Each Loan Party has at all times since its formation accurately maintained, and will continue to accurately maintain, its financial statements, accounting records and other organizational documents separate from those of any Affiliate of such Loan Party and any other Person.  No Loan Party has at any time since its formation commingled, and will not commingle, its assets with those of any of its Affiliates or any other Person.  Each Loan Party has at all times since its formation accurately maintained, and will continue to accurately maintain, its own bank accounts and separate books of account.  Agent and Lenders understand that Parent, Woodland Holdings and Woodland Wireless are holding companies who, by definition, have no revenues of their own.  Accordingly, the liabilities of these entities, while separately maintained, are funded from the operations of the other Loan Parties.

(iii)        Each Loan Party has at all times since its formation paid, and will continue to pay, its own liabilities from its own separate assets, subject to the same qualification as is set forth in the last two sentences of the preceding subsection (ii).

(iv)        Each Loan Party has at all times since its formation identified itself, and will continue to identify itself, in all dealings with the public under its own name and as a separate and distinct Person.  No Loan Party has at any time since its formation identified itself, or will identify itself, as being a division or a part of any other Person.

(dd)        Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN.  Schedule 6.01(dd) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(ee)        Tradenames.  Schedule 6.01(ee) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames, business names or similar appellations used by each Loan Party or any of its divisions or other business units during the past five years.

(ff)        Locations of Collateral.  There is no location at which any Loan Party has any Collateral other than (i) those locations listed on Schedule 6.01(ff) and (ii) any other locations approved in writing by Agent from time to time.  Schedule 6.01(ff) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each location at which Collateral of each Loan Party is stored.  None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns.

(gg)        Security Interests.  Each Pledge and Security Agreement creates in favor of Agent, for the benefit of Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby.  Upon execution and delivery by the Loan Parties of the Pledge and Security Agreements and the filing of the UCC-1 financing statements described in Section 5.01(d)(iii), the security interests in and Liens on the Collateral granted pursuant to the Pledge and Security Agreements and described in such UCC-1 financing statements shall be perfected, first priority security interests (subject to Permitted Liens), to the extent that such Collateral consists of the type of property in which a security interest may be created under Article 9 of the Uniform Commercial Code and which security interest may be perfected by the filing of a UCC-1 financing statement, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests in and Liens on such Collateral, other than the filing of continuation statements in accordance with applicable law.

(hh)        Anti-Terrorism Laws.

(i)        Neither any Loan Party nor any Affiliate of any Loan Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.  Neither any Loan Party nor any Affiliate (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(ii)        Neither any Loan Party nor any Affiliate of any Loan Party, or to any Loan Party's knowledge, any of their respective agents acting or benefiting in any capacity in connection with the making of the Loans or the other transactions hereunder, is any of the following (each a "Blocked Person"):  (A) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;  (B) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (C) a Person with which Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (D) a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224; (E) a Person that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (F) a Person who is affiliated with a Person listed above.

(ii)        Subordinated Indebtedness.  Borrowers have delivered to Agent complete and correct copies of all documents and instruments evidencing the Subordinated Indebtedness, which set forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby.  The documents evidencing the Subordinated Indebtedness (i) are in full force and effect and are the legal, valid and binding obligation of the applicable Borrower and, to the best knowledge of the applicable Borrower, each other Person party thereto, enforceable against the applicable Borrower and, to the best knowledge of the applicable Borrower, each other Person party thereto in accordance with their terms and (ii) are not in default due to the action of any Borrower or, to the best knowledge of the applicable Borrower, any other Person party thereto.

(jj)        Schedules.  All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

(kk)        Representations and Warranties in Documents; No Default.  All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date.  No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01        Affirmative Covenants.  So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than indemnity obligations as to which no claim has been made), each Loan Party will, unless Agent shall otherwise consent in writing:

(a)        Reporting Requirements.  Furnish to Agent and each Lender:

(i)        as soon as available and in any event within 50 days after the end of each fiscal quarter of Parent and its Subsidiaries commencing with the first fiscal quarter of Parent and its Subsidiaries ending after the Effective Date, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations, and consolidated statements of cash flows and of retained earnings of Parent and its

Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case (x) consolidating statements showing the above information for each of the Enversa Segment and the Woodland Segment separately and the eliminating entries made with respect thereto, and (y) in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the projections delivered pursuant to clause (vii) of this Section 7.01(a), also showing the information required by this clause (y) for each of the Enversa Segment and the Woodland Segment separately, all of the foregoing in reasonable detail and certified by an Authorized Officer of Parent as fairly presenting, in all material respects, the financial position of Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of Parent and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of Parent and its Subsidiaries furnished to Agent and Lenders, subject to the absence of footnotes and normal year-end adjustments, and (z) including the certification of an Authorized Officer of Parent that each of the Dormant Companies continues to have no assets, and to conduct no active business operations;

(ii)        as soon as available, and in any event within 90 days after the end of each Fiscal Year of Parent and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations, and consolidated statements of cash flows and of retained earnings of Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case (x) consolidating statements showing the above information for each of the Enversa Segment and the Woodland Segment separately and the eliminating entries made with respect thereto, and (y) in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the projections delivered pursuant to clause (vii) of this Section 7.01(a), also showing the information required by this clause (y) for each of the Enversa Segment and the Woodland Segment separately, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by Parent and satisfactory to Agent (which opinion shall be without (A) a "going concern" or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

(iii)        as soon as available, and in any event within 30 days after the end of each fiscal month of Parent and its Subsidiaries commencing with the first fiscal month of Parent and its Subsidiaries ending after the Effective Date, monthly trial balances in the form prepared by Parent for the prior fiscal month and the year-to-date period then ended, showing separately the results for the Enversa Segment and the Woodland Segment, and calculating Woodland EBITDA as of the end of such month.

(iv)        simultaneously with the delivery of the financial statements of Parent and its Subsidiaries required by clauses (i) and (ii) of this Section 7.01(a), a certificate of an Authorized Officer of Parent and each Borrower (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether Parent and each Borrower and their Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which Parent and each Borrower and their Subsidiaries propose to take or have taken with respect thereto and (B) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03;

(v)        as soon as available and in any event within 30 days after the end of each fiscal quarter of Parent and its Subsidiaries commencing with the first fiscal quarter of Parent and its Subsidiaries ending after the Effective Date (in form and detail satisfactory to Agent and certified by an Authorized Officer of Parent and of each Borrower as being accurate and complete), a report with respect to all accounts payable of Parent and its Subsidiaries and each of the Woodland Segment and the Enversa Segment separately as of the end of such fiscal quarter, which shall include the amount and age (beyond invoice date) of each such account payable, showing separately those which are more than 30, 60, 90 and 120 days beyond invoice date, the name and mailing address of each account creditor and such other information as Agent may request;

(vi)        as soon as available and in any event not later than the last day of each Fiscal Year, financial projections, supplementing and superseding the financial projections referred to in Section 6.01(g)(ii), set forth on a monthly basis and otherwise in form and substance satisfactory to Agent, for the immediately succeeding Fiscal Year for Parent and its Subsidiaries, and projecting separately the operating results for each of the Enversa Segment and the Woodland Segment, all such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, to be based on assumptions believed by Parent and each Borrower to be reasonable at the time made and from the best information then available to Parent and each Borrower, and otherwise to be subject to the qualifications concerning projections and forward-looking financial information set forth in Section 6.01(g);

(vii)        promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority (for the avoidance of doubt, regularly recurring reports filed with the Federal

Communications Commission or with other Governmental Authorities regulating the telecommunications industry, as well as regularly recurring tax returns and reports filed with various Governmental Authorities, are not required to be furnished to Agent pursuant to this subsection);

(viii)        as soon as possible, and in any event within 3 days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could have a Material Adverse Effect, the written statement of an Authorized Officer of Parent and of each Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(ix)        promptly after the commencement thereof but in any event not later than 5 days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator against any Loan party;

(x)        as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;

(xi)        as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any material notices or other communications that any Loan Party executes, receives or delivers in connection with the sale or other Disposition of the Capital Stock of, or all or substantially all of the assets of, any Loan Party;

(xii)        as soon as possible and in any event within 5 days after the delivery thereof to any Loan Party's Board of Directors, copies of any monthly board reports so delivered;

(xiii)        promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

(xiv)        promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof; and

(xv)        promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as Agent may from time to time may reasonably request.

(b)        Additional Guaranties and Collateral Security.  Cause:

(i)        each Subsidiary of any Loan Party not in existence on the Effective Date, to execute and deliver to Agent promptly, and in any event within a reasonable period of time in the exercise of ordinary diligence after the formation or acquisition thereof, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor, (B) a supplement to the Pledge and Security Agreement in the form of Exhibit C thereto, together with (x) certificates evidencing all of the Capital Stock of any Person owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (C) one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien (subject to Permitted Liens) on such real property, a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor's certificate, each in form and substance satisfactory to Agent, together with such other agreements, instruments and documents as Agent may require whether comparable to the documents required under Section 7.01(o) or otherwise, and (D) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by Agent in order to create, perfect, establish the first priority of, or otherwise protect any Lien purported to be covered by the Pledge and Security Agreement or any Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations.   Upon the formation of any such Subsidiary after the Effective Date, the Loan Parties shall notify Agent within 15 days following formation, and shall thereafter diligently prosecute delivery of the foregoing documents and other items until all such matters have been completed to Agent's satisfaction; and

(ii)        each owner of the Capital Stock of any such Subsidiary to execute and deliver promptly, and in any event within the period required to complete the matters set forth in Section 7.01(b)(i) above after the formation or acquisition of such Subsidiary, a Pledge Amendment in the form of Exhibit A to the Pledge and Security Agreement, together with (A) certificates evidencing all of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by Agent.

(c)        Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, orders (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d)        Preservation of Existence, Etc.  Except as otherwise provided to occur in clause 15 of the Settlement Agreement, (i) maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and (i) become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(e)        Keeping of Records and Books of Account.  Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f)        Inspection Rights.  Subject to the limitations set forth in Section 4.01, permit, and cause each of its Subsidiaries to permit, Agents and representatives of Agent, from time to time during normal business hours, at the expense of Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, Authorized Officers of Parent, independent accountants or its legal representatives.  In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with Agents and representatives of Agent in accordance with this Section 7.01(f).

(g)        Maintenance of Properties, Etc.  Except as otherwise provided to occur in clause 15 of the Settlement Agreement, maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(h)        Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations with respect to its properties (including all real properties leased or owned by it) and business (including, without limitation, comprehensive general liability, fire, hazard, rent and business interruption insurance, workmen's compensation insurance, public liability insurance, and insurance against larceny, embezzlement and other criminal misappropriation), in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to Agent.  All policies covering the Collateral are to be made payable to Agent for the benefit of Lenders, as its interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as Agent may require to fully protect Lenders' interest in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of Agent and such other Persons as Agent may designate from time to time, and shall provide for not less than 30 days' prior written notice to Agent of the exercise of any right of cancellation.  If any Loan Party or any of its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers' expense and without any responsibility on Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right, in the name of Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i)        Obtaining of Permits, Etc.  Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

(j)        Environmental.  (i)  Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to Agent any documentation of such compliance which Agent may reasonably request; (iii) provide Agent written notice within 5 days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; (iv) provide Agent with written notice within 10 days of the receipt of any of the following:  (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could have a Material Adverse Effect and (v) defend, indemnify and hold harmless Agent and Lenders and their transferees, and their respective employees, agents, officers and directors for, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the generation, presence, disposal, Release or threatened Release of any Hazardous Materials on, under, in, originating or emanating from any property at any time owned or operated by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to the presence or Release of such Hazardous Materials, (C) any request for information, investigation, lawsuit brought or threatened, settlement reached or order by a Governmental Authority relating to the presence or Release of such Hazardous Materials, (D) any violation of any Environmental Law pertaining to any Loan Party and/or (E) any Environmental Action filed against Agent or any Lender.

(k)        Further Assurances.  Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, subject to Permitted Liens, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.  To further assure the exercise of the rights granted above, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes Agent to execute any such agreements, instruments or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes Agent to file any appropriate financing statement, and any continuation statement or amendment with respect thereto, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed prior to the date hereof.

(l)        Change in Collateral; Collateral Records.  (i)  Give Agent not less than 30 days' prior written notice of any change in (x) the jurisdiction of formation of any Loan Party or (y) the location of any Collateral, other than to locations set forth on Schedule 6.01(ff) and with respect to which Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to Agent for the benefit of Lenders from time to time, solely for Agent's convenience in maintaining a record of Collateral, such written statements and schedules as Agent may reasonably require, designating, identifying or describing the Collateral.

(m)        Landlord Waivers; Collateral Access Agreements.  At any time any Collateral is located on any real property (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, the applicable Loan Party owning such Collateral will use commercially reasonable efforts to obtain written subordinations or waivers, in form and substance satisfactory to Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral (it being understood and agreed that in the event the Loan Parties are unable to obtain any such written subordination or waiver from the owner or lessor of such location Agent may, in its reasonable discretion, establish such reserves against the disbursement of the Loan as it deems necessary with respect to such location).

(n)        Subordination.  Cause all Indebtedness and other obligations now or hereafter owed by it to any Person other than Lenders to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to Agent and Lenders, in accordance with a subordination agreement in form and substance satisfactory to Agent, except as otherwise permitted by Agent.

(o)        After Acquired Real Property.  Upon the acquisition by it or any of its Subsidiaries after the date hereof of any interest (whether fee or leasehold) in any real property (wherever located) (each such interest being an "After Acquired Property") (x) with a Current Value (as defined below) in excess of $100,000 in the case of a fee interest, or (y) requiring the payment of annual rent exceeding in the aggregate $36,000 in the case of leasehold interest, immediately so notify Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party's good-faith estimate of the current value of such real property (for purposes of this Section, the "Current Value").  Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below or in the case of leasehold, a leasehold Mortgage or landlord's waiver (pursuant to Section 7.01(m) hereof).  Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall immediately furnish to Agent the following, each in form and substance satisfactory to Agent:  (i) a Mortgage in favor of Agent with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of Agent, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of Agent and Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to Agent, (v) Phase I Environmental Site Assessments with respect to such real property, certified to Agent by a company reasonably satisfactory to Agent, (vi) in the case of a leasehold interest, a certified copy of the lease between the landlord and such Person with respect to such real property in which such Person has a leasehold interest, and the certificate of occupancy with respect thereto, (vii) in the case of a leasehold interest, an attornment and nondisturbance agreement between the landlord (and any fee mortgagee) with respect to such real property and such Person, and (viii) such other documents or instruments (including guarantees and opinions of counsel) as Agent may reasonably require.  Borrowers shall pay all fees and expenses, including reasonable attorneys' fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party's obligations under this Section 7.01(o).

(p)        Fiscal Year.  Cause the Fiscal Year of Parent and its Subsidiaries to end on April 30th of each calendar year unless Agent consents to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(q)        XO Agreement.  Ranger shall make all payments arising under the XO Agreement promptly when due, and in every event prior to delinquency, and shall take such other steps as are necessary to keep the XO Agreement in full force and effect at all times.

Section 7.02        Negative Covenants.  So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than indemnity obligations as to which no claim has been made), each Loan Party shall not do any of the following, unless Agent shall otherwise consent in writing:

(a)        Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

(b)        Indebtedness.  Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c)        Fundamental Changes; Dispositions.  Except as otherwise provided to occur in clause 15 of the Settlement Agreement, wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

(i)        any wholly-owned Subsidiary of any Loan Party (other than either Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives Agent at least 60 days' prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) the surviving Subsidiary, if any, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to, and the Capital Stock of such Subsidiary is the subject of, a Pledge and Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation; and

(ii)        any Loan Party and its Subsidiaries may (A) dispose of obsolete or worn-out equipment in the ordinary course of business, and (B) sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions (x) do not exceed $50,000 in the aggregate in any Fiscal Year and (y) are paid to Agent for the benefit of Lenders to the extent required by the terms of Section 2.05(b)(iii).

(d)        Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any fundamental change in the nature of its business as described in Section 6.01(l).

(e)        Loans, Advances, Investments, Etc.  Make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing.  The foregoing notwithstanding, each of the Loan Parties shall be permitted to make loans or advances to any other Loan Party, as long as the Loan Party receiving any such loan or advance is party to the Pledge and Security Agreement.

(f)        Lease Obligations.  Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in Section 7.03(a), and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $500,000.

(g)        Limitation on Issuance of Capital Stock.  Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants; except with respect to the issuance of Capital Stock in any Subsidiary of any Loan Party to be formed after the Effective Date, and subject to compliance by the applicable Loan Party with the requirements of Section 2.05(b)(vi) and Section 7.01(b) hereof.

(h)        Restricted Payments.  (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of their Subsidiaries, now or hereafter outstanding, (ii) except as provided in the Settlement Agreement, make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) except as provided in the Settlement Agreement, make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, (iv) except as anticipated in connection with the closing of the Loan and the transactions related thereto, return any Capital Stock to any shareholders or other equity holders of any Loan Party or any of their Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such, except with respect to the customary  issuance of stock options pursuant to Parent's two existing stock option plans, (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of their Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party, or (vi) pay or accrue any salary, cash compensation, bonus compensation, severance compensation, business related expense, or other amount due to any Guarantor's Affiliates in its or their capacity as an employee, officer or director of any Loan Party or any of its Subsidiaries or other Affiliates; provided, however, (A) any Subsidiary of a Borrower may pay dividends to that Borrower, (B) the Loan Parties other than Parent shall be permitted to pay dividends or make distributions to Parent, during any Fiscal Year, in an aggregate amount of up to, but not greater than, the amount necessary to permit Parent to have sufficient funds to pay the amounts described in the following clause (C), and (C) Parent shall be permitted, in any Fiscal Year, to incur and pay selling, general and administrative expenses (excluding stock-based compensation not exceeding $150,000 in any Fiscal Year) in an amount not to exceed $1,800,000, and to pay certain scheduled payments of principal and interest on the Subordinated Indebtedness, to the extent permitted by the Subordination Agreement.

(i)        Federal Reserve Regulations.  Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j)        Transactions with Affiliates.  Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, and (ii) transactions with another Loan Party.

(k)        Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A)        this Agreement and the other Loan Documents;

(B)        any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(C)        in the case of clause (iv) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

(D)        in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien from restricting on customary terms the transfer of any property or assets subject thereto.

(l)        Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i)        Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries' Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness in any adverse manner, or would otherwise be (A) adverse to Lenders or (B) materially beneficial to the issuer of such Indebtedness in any respect;

(ii)        Except for the Obligations, (A) make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition or repurchase for value of any of its or its Subsidiaries' Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due, or as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event), or (B) refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of "Permitted Indebtedness"), or give any notice with respect to any of the foregoing;

(iii)        Make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto; provided, however, that if (A) a Super Liquidity Condition would exist after giving effect to a proposed prepayment of all or part of the Subordinated Indebtedness; and (B) Lenders have been offered a prepayment of the Loan (it being agreed by Lenders that they would only be entitled to require a prepayment of the Loan at a time when a Super Liquidity Condition would exist after giving effect to such prepayment if Lenders waive the Applicable Prepayment Premium in connection therewith), and Lenders have declined to take any such prepayment, then the Loan Parties shall be permitted to prepay the Subordinated Indebtedness to such extent as would continue to preserve the Super Liquidity Condition after giving effect to such payments;

(iv)        Except as permitted by Section 7.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN; or

(v)        Amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders' agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (v) that either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(m)        Investment Company Act of 1940.  Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

(n)        Compromise of Receivables.  Compromise or adjust any account receivable (or extend the time of payment thereof) or grant any discounts, allowances or credits or permit any of its Subsidiaries to do so other than (provided no Default or Event of Default has occurred and is continuing) in the ordinary course of its business.

(o)        Properties.  Permit any property to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property Agent does not have a valid and perfected first priority Lien or has not received a written subordination or waiver in accordance with Section 7.01(m).

(p)        ERISA.  (i) Establish, sponsor, maintain, become a party to or contribute to or become obligated to sponsor, maintain or contribute to any defined benefit pension plan (or permit any of its ERISA Affiliates to do any of the foregoing) or (ii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law.  At any time when any Loan Party proposes to establish, sponsor, maintain, become a party to or contribute to or become obligated to sponsor, maintain or contribute to any Plan, such Loan Party shall first provide Agent with 30 days prior written notice and an explanation of the obligations resulting from any such proposed Plan, and if Agent expresses concerns that implementation of any such Plan could impair such Loan Party's ability to perform its Obligations hereunder or under any other Loan Document, then such Loan Party shall cooperate with Agent to take steps reasonably designed to eliminate any such possible impairment.

(q)        Environmental.  Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

(r)        Certain Agreements; XO Agreement.  Agree to any material amendment or other material change to or material waiver of any of its rights under any other Material Contract, including without limitation the XO Agreement, that is adverse to Agent and Lenders, or permit any event or circumstances to occur or exist that would result in a breach or default by Ranger under the XO Agreement or would give the counterparty to the XO Agreement a right to terminate the XO Agreement.

(s)        Anti-Terrorism Laws.  Knowingly (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224 or the USA Patriot Act.  The Loan Parties shall deliver to Agent any certification or other evidence reasonably requested from time to time by Agent in its sole discretion, confirming the Loan Parties' compliance with this Section 7.02(s).

Section 7.03        Financial Covenants.  So long as any principal of or interest on the Loan or any other Obligation (whether or not due) shall remain unpaid (other than indemnity obligations as to which no claim has been made), unless Agent shall otherwise consent in writing:

(a)        Capital Expenditures.  Each Loan Party shall not make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by all Loan Parties and their Subsidiaries to exceed $300,000 in any Fiscal Year.

(b)        Total Debt Service Coverage.  Parent shall maintain a minimum ratio of its Adjusted EBITDA to Total Debt Service throughout the term of the Loan (the "Total Debt Service Coverage Covenant").  The foregoing covenant shall be tested quarterly, simultaneously with the delivery of Parent's financial information required by Section 7.01(a)(i) hereof, commencing July 31, 2011.  Each of the tests conducted for the periods ended July 31, 2011, October 31, 2011, and January 31, 2012 shall cover the period from May 1, 2011 through the end of the relevant quarter.  Commencing with the test for the period ended April 30, 2012, and thereafter throughout the term of the Loan, the foregoing covenant shall be tested quarterly, on a trailing 12-month basis.  Parent shall maintain a minimum ratio of its Adjusted EBITDA to Total Debt Service as required by the following table for the test periods indicated:

Test Period Ending	Required Coverage Ratio
July 31, 2011	0.75:1
October 31, 2011	0.80:1
January 31, 2012	0.85:1
April 30, 2012	0.90:1
July 31, 2012	0.95:1
October 31, 2012	1.00:1
January 31, 2013	1.05:1
April 30, 2013	1.10:1
All subsequent quarters	1.10:1

In the event that, as of any given test date, Parent has failed to maintain the required total debt service coverage ratio by an amount less than $100,000 (determined as set forth below), no Event of Default under this Section 7.03(b) shall exist until after the next quarterly test period and if, following the next quarterly test period, Parent continues to be out of compliance with the Total Debt Service Coverage Covenant, then an Event of Default shall immediately exist.  If Parent is out of compliance with the Total Debt Service Coverage Covenant by an amount more than $100,000, then such failure shall constitute an immediate Event of Default upon the first occurrence of non-compliance.  The extent to which Parent is out of compliance with the Total Debt Service Coverage Covenant (i.e., more or less than $100,000) will equal the amount that would have to be subtracted from Total Debt Service (i.e., the denominator in the ratio) for the period in question to bring the ratio into compliance.

ARTICLE VIII

MANAGEMENT, COLLECTION AND STATUS

OF COLLATERAL

Section 8.01        Collection of Receivables; Management of Collateral.

(a)        After the occurrence and during the continuance of an Event of Default, Agent may send a notice of assignment and/or notice of Lenders' security interest to any and all obligors of any Borrower's Accounts and to any third parties holding or otherwise concerned with any of the Collateral, and following such notice Agent shall have the sole right to collect all payments with respect to the Accounts and/or take possession of the Collateral and the books and records relating thereto.

(b)        Each Loan Party hereby appoints Agent or its designee on behalf of Agent as the Loan Parties' attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Loan Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts, to sign any Loan Party's name on any certificate or draft required to draw on any letter of credit issued by any Person for the benefit of any Loan Party, to sign any Loan Party's name on any drafts against the obligors with respect to the Accounts, assignments and verifications of the Accounts, and notices to Account obligors with respect to the Accounts, to send verifications of the Accounts, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate and to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until the Loan and other Obligations under the Loan Documents are paid in full (other than indemnity obligations as to which no claim has been made) and all of the Loan Documents are terminated.

(c)        Nothing herein contained shall be construed to constitute Agent as agent of any Loan Party for any purpose whatsoever, and Agent shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction).  Agent shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction).  Agent, by anything herein or in any assignment or otherwise, does not assume any of the obligations under any contract or agreement assigned to Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

(d)        Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of Agent and Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02        Status of Receivables and Other Collateral.  With respect to the Collateral of any Loan Party at the time the Collateral becomes subject to Agent's Lien, each Loan Party covenants, represents and warrants:  (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of Agent for the benefit of Lenders and Permitted Liens), and shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) each Account shall be a good and valid receivable or other right of payment owing to such Loan Party, representing an undisputed bona fide indebtedness incurred or an amount indisputably owed by the obligor therein named, for a fixed sum as set forth in the applicable documents evidencing such Account; (c) no material portion of the Accounts shall be subject to any defense, offset, counterclaim, discount or allowance; (d) none of the transactions underlying or giving rise to any Account shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (e) all agreements, instruments and other documents relating to any Account shall be true and correct and in all material respects what they purport to be; (f) all signatures and endorsements that appear on all agreements, instruments and other documents relating to any Account shall be genuine and all signatories and endorsers shall have full capacity to contract; (g) such Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as Agent shall reasonably require; and (h) such Loan Party will, immediately upon learning thereof, report to Agent any material loss or destruction of any of the Collateral, and any other matters affecting the value, enforceability or collectibility of any of the Collateral.

Section 8.03        Collateral Custodian.  Upon the occurrence and during the continuance of any Default or Event of Default, Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by Agent who shall have full authority to do all acts necessary to protect Agent's and Lenders' interests.  Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever Agent may reasonably request to preserve the Collateral.  All costs and expenses incurred by Agent by reason of the engagement of any such custodian shall be the responsibility of Borrowers and charged to the Loan Account.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01        Events of Default.  If any of the following Events of Default shall occur and be continuing:

(a)        Borrowers shall fail to pay when due and payable, (i) all or any portion of the principal of or interest on the Obligations; or (ii) all or any portion of the Obligations consisting of fees, or charges due Agent or any Lender, reimbursement of expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding);

(b)        any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report (including financial reports), certificate, or other document delivered to Agent or any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(c)        (i) any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 7.01(a), (b), (d), (f), (h), or (n), Section 7.02, Section 7.03 or Article VIII of this Agreement, or in any Pledge and Security Agreement or any Mortgage to which it is a party;

(d)        any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in this Agreement or in any other Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 5 Business Days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by Agent to such Loan Party;

(e)        any Loan Party or any of their Affiliates shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding Indebtedness constituting part of the Obligations), to the extent that the aggregate principal amount of all such Indebtedness exceeds $100,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; or any Loan Party fails to pay an account creditor that is owed one of the Excluded Payables in accordance with the terms agreed with any such account creditor (except with respect to any Excluded Payables as to which the applicable statute of limitations has lapsed); or any Dormant Company shall grant a Lien on any of its assets or authorize or suffer the filing of any UCC-1 Financing Statement or other filing designating such Dormant Company as "debtor";

(f)        any Loan Party or any of their Affiliates (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due, provided, however, that so long as the A/P Aging Threshold is not exceeded by the Loan Parties, the failure of any Borrower to pay its accounts payable in accordance with their stated terms shall not be deemed to be a breach of this clause (ii), but provided further, that amounts coming due under the XO Agreement shall be governed by Section 7.01(q) hereof, (iii) shall admit in writing its inability to pay its debts generally, (iv) shall make a general assignment for the benefit of creditors, or (v) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)        any proceeding shall be instituted against any Loan Party or any of their Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)        any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)        any Pledge and Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of Agent for the benefit of Lenders on any Collateral purported to be covered thereby;

(j)        one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $100,000 in the aggregate, shall be rendered against any Loan Party or any of their Affiliates and remain unsatisfied and either (A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, (B) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect, or (C) at any time during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, is in effect, such judgment, order, award or settlement is not bonded in the full amount of such judgment, order, award or settlement; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (j) if and for so long as (1) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance covering full payment thereof and (2) such insurer has been notified, and has not disputed (including without limitation a reservation of rights under the applicable insurance policy) the claim made for payment, of the amount of such judgment, order, award or settlement;

(k)        any Loan Party or any of its Subsidiaries ceases conducting, or is otherwise enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, all or any material part of its business for more than 15 days;

(l)        any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured (unless business interruption insurance covers the incurred losses), or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or any other casualty occurs which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan

Party or any of its Subsidiaries, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(m)        the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party or any of their Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(n)        the indictment, or the threatened indictment (in writing) of any Loan Party or any of their Affiliates under any criminal statute, or commencement or threatened commencement (in writing) of criminal or civil proceedings against any such Person, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(o)        any Loan Party or its ERISA Affiliates sponsor, maintain, contribute to or are obligated to contribute to a defined benefit pension plan;

(p)        any Loan Party or any of its Subsidiaries shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to have a Material Adverse Effect;

(q)        there shall occur and be continuing (i) any "Event of Default" (or any comparable term) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (ii) any of the Obligations for any reason shall cease to be entitled to treatment as "Senior Indebtedness" (or any comparable term) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (iii) any Indebtedness other than the Obligations shall constitute "Senior Indebtedness" (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, including any Subordination Agreement, (iv) any holder of Subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Subordinated Indebtedness, including any Subordination Agreement, or (v) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness;

(r)        a Change of Control shall have occurred; or

(s)        an event or development occurs which Agent determines could reasonably be expected to have a Material Adverse Effect,

then, and in any such event, Agent may, and shall at the request of Lenders, by notice to Borrowers, (i) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of the Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (ii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of

Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by Agent or any Lender, the Loan, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE X

AGENT

Section 10.01        Appointment.  Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes Agent to perform the duties of Agent as set forth in this Agreement including:  (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of Lenders and paid to Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that Agent shall not have any liability to Lenders for Agent's inadvertent failure to distribute any such notices or agreements to Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Agent Advances, for Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by Agent of the rights and remedies specifically authorized to be exercised by Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof.  As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Lenders, and such instructions of Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that Agent shall not be required to take any action which, in its reasonable opinion, exposes Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02        Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  Except to the extent that Agent has delegated authority to make decisions with respect to matters of loan administration and enforcement pursuant to this ARTICLE X and Section 12.02, the duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, Agent shall provide to such Lender any documents or reports delivered to Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document.  If Agent seeks the consent or approval of Lenders to the taking or refraining from taking any action hereunder, Agent shall send notice thereof to each Lender.  Agent shall promptly notify each Lender any time that Lenders have instructed Agent to act or refrain from acting pursuant hereto.

Section 10.03        Rights, Exculpation, Etc.  Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, Agent (i) may treat the payee of any Loan as the owner thereof until Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to Agent; (ii) may consult with legal counsel (including, without limitation, counsel to Agent, any Lender, or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.  Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until it shall have received such instructions from Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Lenders.

Section 10.04        Reliance.  Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05        Indemnification.  To the extent that Agent is not reimbursed and indemnified by any Loan Party, Lenders will reimburse and indemnify Agent for, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements which resulted from Agent's gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.  The obligations of Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06        Agent Individually.  With respect to its Pro Rata Share of the Loans made by it (if any), Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan.

Section 10.07        Successor Agent.

(a)        Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least 30 Business Days' prior written notice to each Borrower and each Lender.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)        Upon any such notice of resignation, Lenders shall appoint a successor Agent.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of Agent, and Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  After Agent's resignation hereunder as Agent, the provisions of this ARTICLE X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

(c)        If a successor Agent shall not have been so appointed within said 30 Business Day period, Agent shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Lenders appoint a successor Agent as provided above.

Section 10.08        Collateral Matters.

(a)        Agent may from time to time make such disbursements and advances ("Agent Advances") which Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by Borrowers of the Loans and other Obligations or to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04.  Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the highest rate then applicable to any of the Obligations hereunder.  Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02.  Agent shall notify each Lender and Borrowers in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance.  Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to Agent, upon Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Agent Advance.  If such funds are not made available to Agent by such Lender, Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent, at the Base Interest Rate.

(b)        Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral upon payment and satisfaction of all Loans and all other Obligations in accordance with the terms hereof; or constituting property being sold or disposed of in the ordinary course of business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by Lenders.

(c)        Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 10.08(b)),

each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under Section 10.08(b).  Upon receipt by Agent of confirmation from Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Lenders upon such Collateral; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d)        Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, and that Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09        Agency for Perfection.  Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party), and Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of Agent and Lenders as secured party.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof and, promptly upon Agent's request therefor, shall deliver such Collateral to Agent or in accordance with Agent's instructions.  In addition, Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents.   Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE XI

GUARANTY

Section 11.01        Guaranty.  In order to induce Lenders to extend the Loan, and in consideration of one dollar ($1.00) paid and received, each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by Borrowers, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by Agent and Lenders in enforcing any rights under the guaranty set forth in this ARTICLE XI.  Agent and Lenders acknowledge that each individual signing any Joinder Agreement or any other Loan Documents are only signing in his or her representative capacity on behalf of the entity indicated, and that no such Person is guarantying the Loan in their individual capacity.  Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by Borrowers to Agent and Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower.

Section 11.02        Guaranty Absolute.  Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Agent or Lenders with respect thereto.  Each Guarantor agrees that this ARTICLE XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by Agent or any Lender to any Collateral.  The obligations of each Guarantor under this ARTICLE XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions.  The liability of each Guarantor under this ARTICLE XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)        any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)        any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)        any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)        the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, Agent or any Lender;

(e)        any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f)        any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Agent or Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This ARTICLE XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Agent, Lenders or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 11.03        Waiver.  Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations or this ARTICLE XI, and any requirement that Agent or Lenders exhaust any right or take any action against any Loan Party, any other Person or any Collateral, (iii) any right to compel or direct Agent or any Lender to seek payment or recovery of any amounts owed under this ARTICLE XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party or any other Person or any Collateral, (iv) any requirement that Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor.  Each Guarantor agrees that Agent and Lenders shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this ARTICLE XI, and acknowledges that this ARTICLE XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04        Continuing Guaranty; Assignments.  This ARTICLE XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this ARTICLE XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by Agent and Lenders and their successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Loans) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05        Subrogation.  No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this ARTICLE XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent and Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall have been paid in full in cash (other than indemnity obligations as to which no claim has been made) and the Final Maturity Date shall have occurred.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI (other than indemnity obligations as to which no claim has been made) and the Final Maturity Date, such amount shall be held in trust for the benefit of Agent and Lenders and shall forthwith be paid to Agent and Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this ARTICLE XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this ARTICLE XI thereafter arising.  If (i) any Guarantor shall make payment to Agent and Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI (other than indemnity obligations as to which no claim has been made) shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, Agent and Lenders will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

ARTICLE XII

MISCELLANEOUS

Section 12.01        Notices, Etc.  All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

If to Borrowers:	c/o CornerWorld Corporation 13101 Preston Road, Suite 100 Dallas, Texas 75240

with a copy to:	D. Woodward Glenn, P.C. 2626 Cole Avenue, Suite 510 Dallas, Texas 75204 Attn: Philip D. Collins, Esq.

If to Agent, to it at the following address:	Emerald Crest Management Company, LLC 500 Newport Center Drive, Suite 950 Newport Beach, CA 92660 Attn: Carleton S. Breed Telephone: (714) 536-2479 Fax: (949) 429-7707 Email: cbreed@emcrest.com

with a copy to:	Gammage & Burnham, P.L.C. Two North Central Avenue, Suite 1500 Phoenix, Arizona 85004 Attn: Kevin R. Merritt, Esq.

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01.  All such notices and other communications shall be effective, (i) if mailed, via certified or registered mail, return receipt requested, when received or 3 Business Days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to Agent pursuant to ARTICLE II shall not be effective until received by Agent.

Section 12.02        Amendments, Etc.  No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Commitment without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for Lenders or any of them to take any action hereunder, (iv) amend the definition of "Pro Rata Share", (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of Agent for the benefit of Lenders, or release any Borrower or any Guarantor, or (vi) amend, modify or waive Section 4.04 or this Section 12.02 of this Agreement, in each case, without the written consent of each Lender.  In any other respect not specifically designated in this Section 12.02, Agent shall have the authority on behalf of each Lender to administer the Loan and to make decisions with respect to the administration and enforcement of the Loan.  Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by Agent, affect the rights or duties of Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

Section 12.03        No Waiver; Remedies, Etc.  No failure on the part of Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of Agent and Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of Agent and Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by Agent and Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04        Expenses; Taxes; Attorneys' Fees.  Borrowers will pay on demand, all costs and expenses incurred by or on behalf of Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel (and, in the case of clauses (c) through (l) below, whether incurred in a third-party action or in any action brought by Agent or Lenders, as applicable, against any Borrower or any other Loan Party to enforce their rights under this Section) for Agent (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to:  (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, Agent's or Lenders' claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by Agent or any Lender of any advice from professionals with respect to any of the foregoing.  Without limitation of the foregoing or any other provision of any Loan Document:  (x) Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and Borrowers agree to save Agent and each Lender harmless for, from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, Agent may itself perform or cause performance of such covenant or agreement, and the expenses of Agent incurred in connection therewith shall be reimbursed on demand by Borrowers, shall constitute a part of the Obligations, and shall be secured by all of the Collateral.

Section 12.05        Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all amounts at any time held and other Indebtedness at any time owing by Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured.  Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of Agent and Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which Agent and Lenders may have under this Agreement or any other Loan Documents, by law or otherwise.

Section 12.06        Severability.   Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07        Assignments and Participations.

(a)        This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without Lenders' prior written consent shall be null and void.

(b)        Each Lender may, with the written consent of Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loans made by it); provided, however, that (i) such assignment is in an amount which is at least $500,000 or a multiple of $100,000 in excess thereof (or the remainder of such Lender's Loan) (except such minimum amount shall not apply to an assignment by a Lender to (x) an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $500,000 or a multiple of $100,000 in excess thereof), (ii) the parties to each such assignment shall execute and deliver to Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to Agent, for the benefit of Agent, a processing and recordation fee of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to an Affiliate of such Lender or a Related Fund of such Lender), and (iii) no written consent of Agent shall be required (1) in connection with any assignment by a Lender to an Affiliate of such Lender or a Related Fund of such Lender or (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.  Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least 3 Business Days after the delivery thereof to Agent (or such shorter period as shall be agreed to by Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).  So long as no Default or Event of Default shall have occurred and be continuing, Agent shall use reasonable efforts to provide Borrowers with notice of any such assignment, but Agent shall have no duty or obligation to follow any advice or request made by Borrowers in connection therewith and shall not have any liability to Borrowers for failing to provide such notice.  No charges incurred pursuant to this Section 12.07(b) by any Lender party to an assignment or participation of all or a portion of the Loans made hereunder shall be passed through, either directly or indirectly, to Borrowers or to any Loan Party.

(c)        By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d)        Agent shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain, or cause to be maintained a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the "Registered Loans") owing to each Lender from time to time.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)        Upon receipt by Agent of a completed Assignment and Acceptance executed by an assigning Lender and an assignee, and subject to any consent required from Agent pursuant to Section 12.07(b), Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(f)        A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued by Borrowers to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), Agent shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(g)        In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register for this purpose as a non-fiduciary agent of Borrowers, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the "Participant Register").  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(h)        Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.07(d).

(i)        Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Loans made by it); provided, that (i) such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document).  The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.07 of this Agreement with respect to its participation in any portion of the Loans as if it was a Lender.

(j)        Notwithstanding anything to the contrary contained in this Section 12.07, any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, the other Loan Documents and the Loans made by it as collateral security to secure obligations of such Lender, Affiliates of such Lender or funds or accounts managed by such Lender or an affiliate of such Lender, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto.

Section 12.08        Counterparts  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telecopier or by electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09        GOVERNING LAW.  IT IS THE INTENT OF THE PARTIES HERETO THAT, IN ACCORDANCE WITH SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, ALL PROVISIONS OF THIS AGREEMENT AND OF THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED EXCLUSIVELY IN THE STATE OF NEW YORK.

Section 12.10        CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.  FOR PURPOSES OF ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, IN ACCORDANCE WITH SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY CONSENT AND SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO BORROWERS AT THEIR ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF AGENT AND LENDERS TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11        WAIVER OF JURY TRIAL, ETC.  EACH LOAN PARTY, AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  EACH LOAN PARTY HEREBY

ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR AGENT AND LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12        Consent by Agent and Lenders.  Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which Agent or any Lender has succeeded thereto, such Action shall be required to be in writing, may be withheld or denied by Agent or such Lender, in its sole discretion, with or without any reason, and shall not be subject to question or challenge if taken or made by Agent in good faith.

Section 12.13        No Party Deemed Drafter.  Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14        Reinstatement; Certain Payments.  If any claim is ever made upon Agent or any Lender for repayment or recovery of any amount or amounts received by Agent or such Lender in payment or on account of any of the Obligations, Agent or such Lender shall give prompt notice of such claim to each other Lender and to each Borrower, and if Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Agent or such Lender.

Section 12.15        Indemnification.

(a)        General Indemnity.  In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees, jointly and severally, to defend, protect, indemnify and hold harmless Agent and each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the "Indemnitees") for, from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses (and, in the case of clause (iv) below, whether incurred in a third-party action or in an action brought by Agent or Lenders, as applicable, against either or both of Borrowers or any of the other Loan Parties to enforce their rights under this Section)), incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:  (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) Agent's or any Lender's furnishing of funds to Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(b)        Environmental Indemnity.  Without limiting Section 12.15(a) hereof, each Loan Party agrees, jointly and severally, to defend, indemnify, and hold harmless the Indemnitees for, from and against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses (whether incurred in a third-party action or in an action brought by Agent or Lenders, as applicable, against either or both of Borrowers or any of the other Loan Parties to enforce their rights under this Section), consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest, or (y) of any Hazardous Materials generated and disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (ii) any violations of Environmental Laws relating to any Loan Party or any Subsidiary of any Loan Party or any Collateral; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 6.01(r) or the breach of any covenant made by the Loan Parties in Section 7.01(j).  Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(c)        The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.  The indemnities set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16        Records.  The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the Closing Fee, the Loan Servicing Fee, and the Applicable Prepayment Premium, shall at all times be ascertained from the records of Agent, which shall be conclusive and binding absent manifest error.

Section 12.17        Binding Effect.  This Agreement shall become effective when it shall have been executed by each Loan Party, Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by Agent, and thereafter shall be binding upon and inure to the benefit of each Loan Party, Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18        Interest.  It is the intention of the parties hereto that Agent and each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to Agent or any Lender that is contracted for, taken, reserved, charged or received by Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by Agent or such Lender, as applicable, to Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by Agent or such Lender to Borrowers).  All sums paid or agreed to be paid to Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (x) the amount of interest payable to Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to Agent or such Lender would be less than the amount of interest payable to Agent or such Lender computed at the Highest Lawful Rate applicable to Agent or such Lender, then the amount of interest payable to Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to Agent or such Lender until the total amount of interest payable to Agent or such Lender shall equal the total amount of interest which would have been payable to Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between Borrowers, on the one hand, and Agent and Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19        Confidentiality.  Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for Agent or any Lender, (iii) to examiners, auditors, accountants of Agent or Lenders, (iv) in connection with any litigation to which Agent or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19.  Notwithstanding the foregoing, Agent and each Lender may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the financing contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided to Agent or any Lender relating to such tax treatment and tax structure.  Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that the each Loan Party acknowledges that Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that Agent and each Lender may be subject to review by various regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.  The provisions of this Section 12.19 shall survive for 2 years after the payment in full of the Obligations.

Section 12.20        Public Disclosure.  Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with Agent or such Lender before issuing such press release or other public disclosure).  Each Loan Party hereby authorizes Agent and each Lender, after consultation with Borrowers, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as Agent or such Lender shall deem appropriate, including, without limitation, announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as Agent or such Lender shall deem appropriate.

Section 12.21        USA Patriot Act Notice.  Agent and each Lender hereby notify the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow Agent or such Lender, as applicable, to identify the Loan Parties in accordance therewith.

Section 12.22        Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

S SQUARED, L.L.C., an Illinois limited liability company

By: /s/ Scott N. Beck

Name: Scott N. Beck

Title: CEO

ENVERSA COMPANIES LLC, a Texas limited liability company

By: /s/ Scott N. Beck

Name: Scott N. Beck

Title: CEO

AGENT:

EMERALD CREST MANAGEMENT COMPANY, LLC, a Delaware limited liability company

By: /s/ Carl S. Breed

        Print Name: Carl S. Breed

        Title: Managing Director

LENDERS:

SOVEREIGN - EMERALD CREST CAPITAL PARTNERS II, LP,
a Delaware limited partnership

By:        Emerald Crest Capital II, LLC,
              a Delaware limited liability company,
              its General Partner

By: /s/ Carl S. Breed

                Print Name:  Carleton S. Breed

                Title:  President

PACIFIC SPECIALTY INSURANCE COMPANY, a California corporation

By: ____________________________________

        Print Name:  Brian J. McSweeney

        Title:  General Counsel and Treasurer

CREDIT AGREEMENT

Dated as of March 30, 2011

by and among

S SQUARED, L.L.C.,
an Illinois limited liability company

and

ENVERSA COMPANIES, LLC,
a Texas limited liability company

collectively as Borrowers,

and

SOVEREIGN – EMERALD CREST CAPITAL PARTNERS II, LP,
a Delaware limited partnership

and

PACIFIC SPECIALTY INSURANCE COMPANY,
a California corporation

as Lenders,

and

EMERALD CREST MANAGEMENT COMPANY, LLC,
as Agent

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SCHEDULES AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders' Commitments
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(h)	Compliance with Laws
Schedule 6.01(o)(ii)	Real Property
Schedule 6.01(q)	Operating Lease Obligations
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ee)	Tradenames
Schedule 6.01(ff)	Collateral Locations
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Assignment and Acceptance

Schedule 1.01(A)

Lenders and Lenders' Commitments

Lender	Commitment	Total Commitment
Sovereign-Emerald Crest Capital Partners II, LP	50%	$2,500,000
Pacific Specialty Insurance Company	50%	$2,500,000
Total	100%	$5,000,000

EXHIBIT A

FORM OF JOINDER AGREEMENT

[not attached]

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EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE

[not attached]

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